Exhibit 1.01

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT

among

CHURCHILL MRA FUNDING I LLC,
as Buyer,

KDM MFB LLC,

as Seller

and

Korth Direct Mortgage Inc.,
as Guarantor

Dated as of October 13, 2023

TABLE OF CONTENTS

Page

1.	Applicability	1
2.	Definitions	1
3.	Program; Initiation of Transactions	23
4.	Repurchase	24
5.	Price Differential	26
6.	Margin Maintenance	26
7.	Income Payments	27
8.	Payment and Transfer	29
9.	Conditions Precedent	29
10.	Program; Costs; Taxes	33
11.	Servicing	37
12.	Representations and Warranties	39
13.	Covenants	43
14.	Events of Default	50
15.	Remedies and Procedural Requirements Upon Default	55
16.	Reports	56
17.	Financings and Repurchase Transactions	56
18.	Single Agreement	57
19.	Notices and Other Communications	57
20.	Entire Agreement; Severability	57
21.	Non-Assignability	57
22.	Set-off	59
23.	Binding Effect; Governing Law; Jurisdiction; Waivers	59
24.	No Express or Implied Waivers; Amendments and Modifications, Etc.	61
25.	Intent	61
26.	Power of Attorney	61
27.	Buyer May Act Through Affiliates	62
28.	Indemnification; Obligations	62
29.	Counterparts	63
30.	Confidentiality	63
31.	Periodic Due Diligence Review	64
32.	Authorizations	64
33.	Documents Mutually Drafted	64
34.	Security Interest	65
35.	Further Assurances	65
36.	Physical Possession of Records and Files relating to the Purchased Assets	65
37.	Conflicts	65
38.	Effect of Benchmark Transition Event	65
39.	Liability	67

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SCHEDULES

Schedule 1	–	Representations and Warranties with Respect to Purchased Mortgage Loans
Schedule 2	–	Authorized Representatives
Schedule 3	–	Organizational Information of Seller Parties

EXHIBITS

Exhibit A	–	Form of Officer’s Compliance Certificate
Exhibit B	–	Form of Power of Attorney

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THIS MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT, dated as of October 13, 2023, is made by and among KDM MFB LLC, a Delaware limited liability company (“Seller”), CHURCHILL MRA FUNDING I LLC, a Delaware limited liability company (collectively, together with its successors and assignees hereunder, “Buyer”), and Korth Direct Mortgage Inc., a Florida corporation (“Guarantor”).

1.       Applicability

From time to time the parties hereto may enter into transactions, on an uncommitted basis, in which Seller agrees to sell all right, title and interest (including, without limitation, the Servicing Rights (as hereinafter defined)) in and to the Mortgage Loans (as hereinafter defined) to Buyer in exchange for the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain, in exchange for the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement. All sales of Mortgage Loans from Seller to Buyer will be on a servicing-released basis. In addition, Guarantor shall provide the Guaranty (as hereinafter defined) guarantying certain obligations of Seller.

2.       Definitions

a.       Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Acceptable State” means any one of the forty-eight (48) contiguous states of the United States of America or the District of Columbia acceptable to Buyer in which Seller is licensed or otherwise has obtained all necessary approvals to originate Mortgage Loans.

“Accepted Servicing Practices” means, with respect to any Purchased Asset, those mortgage servicing practices of reasonable mortgage lending institutions that service mortgage loans of the same or similar type as such Purchased Asset in the jurisdiction where the related Mortgaged Property is located, and in all material respects in compliance with any applicable Requirements of Law and in a manner at least equal in quality to the servicing that such Person provides to mortgage loans that it (a) owns in its portfolio, (b) otherwise services for its Affiliates, or (c) otherwise services for third parties, with a view to maximizing the net present value of such Purchased Asset and any recovery thereon, exercising its reasonable business judgment at the time taking into account the existing facts and circumstances known to such Person at such time.

“Account Bank” means BankUnited, N.A., a national banking association.

“Act of Insolvency” means, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another that is consented to, not timely contested or results in entry of an order for relief; (b) the seeking of the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making or offering by such Person of a composition with its creditors or a general assignment for the benefit of creditors; (e) the admission by such Person in a legal proceeding of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any Governmental Authority or agency or any Person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person or to curtail its authority in the conduct of the business of such Person.

“Additional Covenants and Conditions” means any additional covenant set forth in Section 9 of the Guaranty.

“Administrative Fee” has the meaning set forth in the Pricing Side Letter for such term

“Advance Fee” has the meaning set forth in the Pricing Side Letter for such term.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person as such term is defined in the Bankruptcy Code.

“After Rehabilitation Value” means, with respect to each Mortgage Loan, the expected “stabilized value” of a Mortgaged Property as determined by an Evaluation/Appraisal upon the completion of any construction, renovation or other rehabilitation.

“Aggregate Purchase Price” means, as of any date of determination, the aggregate outstanding Purchase Price of all Purchased Assets subject to a Transaction.

“Agreement” means, collectively, this Master Repurchase Agreement and Securities Contract, and each Schedule and Exhibit hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Allocated Loan Amount” means, with respect to each Mortgaged Property collateralizing a Purchased Mortgage Loan, the portion of the unpaid principal balance for such Purchased Mortgage Loan allocated to the Purchased Mortgage Loan on the related Origination Date to such Mortgaged Property.

“Allocated Repurchase Price” means, with respect to each Mortgaged Property collateralizing a Purchased Mortgage Loan, the portion of the Repurchase Price for such Purchased Mortgage Loan allocated to such Mortgaged Property on a pro rata basis based on Allocated Loan Amount and allocated Price Differential.

“Alternative Rate” has the meaning set forth in the Pricing Side Letter for such term.

“Alternative Rate Transaction” means, with respect to any Pricing Period (or other applicable period), any Transaction with respect to which the Pricing Rate for such Pricing Period (or other applicable period) is determined with reference to the Alternative Rate.

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“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act of 2010, as amended, and any other law applicable to a Seller Party or any of its Affiliates that prohibits the bribery of foreign officials to gain a business advantage.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which a Seller Party is located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” has the meaning set forth in the Pricing Side Letter for such term.

“As-Is Value” means, with respect to each Mortgage Loan, an amount equal to the lesser of (a) the Evaluation/Appraisal Value or the Broker Price Opinion Value, as applicable, of the related Mortgaged Property, which was conducted within six (6) months of the related Purchase Date, or (b) the purchase price of the related Mortgaged Property.

“Asset Margin Base” has the meaning set forth in the Pricing Side Letter for such term.

“Asset Tape” means a data file comprised of origination and servicing information related to each Purchased Mortgage Loan, including, without limitation, specific information reasonably requested by Buyer, in a format reasonably acceptable to Buyer.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale and transfer of the Mortgage.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (i) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of a Pricing Period or (ii) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bank” means U.S. Bank National Association, and its successors and assigns, or such other party specified by Buyer.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“Benchmark” means, (i) initially, Term SOFR; (ii) if a replacement of the Benchmark has occurred pursuant to Section 38(a), then “Benchmark” means the Alternative Rate; or (iii) if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 38(b). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

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“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Buyer on the applicable Benchmark Replacement Date:

(1)       the sum of: (a) either of (i) Compounded SOFR or (ii) Daily Simple SOFR, as selected by Buyer to be the then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for the applicable repurchase facility market and (b) the applicable Benchmark Replacement Adjustment;

(2)       the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or

(3)       the sum of: (a) the alternate rate of interest that has been selected by Buyer as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment.

If at any time the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

(1)       the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or

(2)       the alternative spread adjustment selected by Buyer, giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

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“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Pricing Period,” timing and frequency of determining rates and making payments of Price Differential, prepayment provisions and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such rate and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the rate exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Program Agreements).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(1)       in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)       in the case of clause (b) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

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“Broker Price Opinion” means a written report, received from a licensed real estate agent or other home valuation expert, in either case, acceptable to Buyer in its commercially reasonable discretion, providing such agent’s or expert’s opinion of the value of a Mortgaged Property.

“Broker Price Opinion Value” means the as is value set forth in a Broker Price Opinion as the then-current value of the related Mortgaged Property, which value shall be acceptable to Buyer in its commercially reasonable discretion.

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which banks in the States of New York or North Carolina are authorized or obligated by law or executive order to be closed, (c) any day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the applicable Custodian or the Bank is authorized or obligated by law or executive order to be closed, or (d) if the term “Business Day” is used in connection with the determination of SOFR, a day dealings in Dollar deposits are not carried on by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Buyer” has the meaning specified in the preamble of this Agreement.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person that is not a corporation, including, without limitation, any and all member or other equivalent interests (certificated or uncertificated) in any limited liability company, any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Change in Control” means:

(A)       Korth Direct Mortgage Inc. shall cease to own or control, directly or indirectly, 100% of the outstanding Capital Stock of Seller;

(B)       Holly MacDonald-Korth shall cease to own at least as much of the ownership interest in the Guarantor as she owns as of the Effective Date (which is forty-five percent (45%);

(C)       Holly MacDonald-Korth shall cease to be involved in the day-to-day management of any Seller Party;

(D)       Seller enters into any transaction or series of transactions to adopt, file, effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated;

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(E)       the sale, transfer, or other disposition of all or an amount equivalent to 49% or more of a Seller Party’s assets (excluding any such action taken in connection with any securitization, mortgage servicing rights sale or whole loan transaction); or

(F)       the consummation of a merger or consolidation of a Seller Party with or into another entity or any other corporate reorganization, if more than 49% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of such Seller Party immediately prior to such merger, consolidation or other reorganization.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Documents” means the documents in the Mortgage File delivered to the applicable Custodian.

“Collection Account” means the account established at Bank, by and in the name of Buyer, into which all Income shall be deposited.

“Combined Loan-to-Value Ratio” or “CLTV” means, with respect to any Purchased Mortgage Loan, the ratio of (a)(i) the original outstanding principal amount of the Purchased Mortgage Loan (excluding the portion of such Purchased Mortgage Loan attributable to construction, rehabilitation or renovation costs and expenses), plus (ii) the unpaid principal balance of any related subordinate mortgage loan or loans secured by the related Mortgaged Property, to (b) the As-Is Value of the related Mortgaged Property.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Period or compounded in advance) being established by Buyer in accordance with:

(1)       the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided, that:

(2)       if, and to the extent that, Buyer determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by Buyer giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Construction Escrow Mortgage Loan” means a Purchased Mortgage Loan with respect to which certain future advances, escrows or holdbacks are made in connection with the origination of the related Mortgage Loan and are advanced in increments as certain benchmarks of rehabilitation, renovation or construction work by the related Mortgagor of the related Mortgaged Property securing such Purchased Mortgage Loan are completed in accordance with the terms of the Loan Documents (to the extent that the terms of the Loan Documents provide for such future advances, escrows or holdbacks).

“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Custodial Agreement” means the custodial agreement, dated as of the Effective Date, by and among Buyer, Seller and Custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” means each of (a) Computershare Trust Company, N.A., in its capacity as custodian, and its successors and permitted assigns, or (b) such other party specified in writing by Buyer and its successors and permitted assigns.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by Buyer in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans at such times; provided, that if Buyer decides that any such convention is not administratively feasible for Buyer, then Buyer may establish another convention in its reasonable discretion.

“Deposit Account Control Agreement” or “DACA” means a deposit account control agreement, among Buyer, Seller, Servicer (if applicable) and Account Bank or the applicable depository bank, as applicable, as the same may be amended, restated, supplemented or otherwise modified from time to time, which shall provide for Buyer’s control of the Interest Reserve Account, if applicable, and any related Reserve Account as of the date of execution.

“Division” means the division of a limited liability company into two or more limited liability companies pursuant to and in accordance with Section 18-217 of Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Early Repurchase Date” has the meaning specified in Section 4(b) hereof.

“Effective Date” means October 13, 2023.

“Eligible Lease” means a Lease for a Mortgaged Property subject to a Rental Loan that satisfies each of the following conditions:

(a)       the Lease reflects customary market standard terms;

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(b)       the Lease is entered into on an arms-length basis without payment support by the Mortgagor or its Affiliates;

(c)       except with respect to short-term or vacation rental property, the Lease has, as of its commencement date, an initial lease term of at least six (6) months;

(d)       the Lease is to a bona fide third-party lessee; and

(e)       the Lease is in compliance with all Requirements of Law in all material respects.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Errors and Omissions Insurance Policy” means an errors and omissions insurance policy to be maintained by or on behalf of Seller pursuant to Section 13(e).

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts, if any, constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Evaluation/Appraisal” means an evaluation or an appraisal made, in either case, by an Evaluation/Appraisal Vendor that, in either case, satisfies the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and the regulations promulgated thereunder, all as in effect on the Origination Date of the Mortgage Loan.

“Evaluation/Appraisal Value” means the “as-is” value set forth in an Evaluation/Appraisal in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property.

“Evaluation/Appraisal Vendor” means the author of the evaluation or appraisal constituting an Evaluation/Appraisal.

“Event of Default” has the meaning specified in Section 14 hereof.

“Excess Funds” has the meaning specified in Section 7(g) hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Buyer being organized under the laws of, or having its principal office or the office from which it books the Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an applicable interest in a Transaction pursuant to a law in effect on the date on which (i) Buyer acquires such interest in the Transaction or (ii) changes the office from which its books the Transaction, except in each case to the extent that, pursuant to Section 10(e)-(l), amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed the office from which it books the Transaction, (c) Taxes attributable to Buyer’s failure to comply with Section 10(g) and (d) any withholding Taxes imposed under FATCA.

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“Facility Monthly Payment” means an amount due from Seller to Buyer on each Remittance Date equal to the accrued and unpaid Price Differential with respect to all Mortgage Loans then subject to Transactions and other amounts owed by Seller to Buyer (including, without limitation, any unpaid or outstanding Advance Fees or Special Servicing Fees), as specified in Section 7(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any U.S. or non-U.S. law, agreement, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with either the implementation of such Sections of the Code or analogous provisions of non-U.S. law.

“Fidelity Bond” means a fidelity bond to be maintained by or on behalf of Seller pursuant to Section 13(e).

“Floor” has the meaning set forth in the Pricing Side Letter for such term.

“Funding Period” means the period during which Buyer may enter into Transactions in accordance with the terms and conditions of this Agreement, which period shall commence on the Effective Date and end on the date that is one hundred eighty (180) days following written notice from Buyer to Seller in accordance with Section 4(e).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“Governing Documents” means, with respect to any Person, its articles or certificate of incorporation or formation, by-laws, memorandum and articles of association, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents, together with any amendments, restatement or supplements thereto.

“Governmental Authority” means, with respect to any Person, (a) any (i) nation or government, (ii) state or local or other political subdivision thereof, (iii) central bank or similar monetary or regulatory authority, (iv) person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi–judicial, quasi–legislative, regulatory or administrative functions or powers of or pertaining to government, or (v) court or arbitrator having jurisdiction over such Person, its Affiliates (other than with respect to Seller) or its assets or properties, (b) any stock exchange on which shares of stock of such Person are listed or admitted for trading, (c) any accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, and (d) any supra-national body such as the European Union or the European Central Bank to the extent such Person is subject to the laws and regulations thereof.

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“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” has the meaning set forth in the preamble of this Agreement.

“Guaranty” means the guaranty of Guarantor, dated as of the Effective Date, as the same may be amended, restated, supplemented or otherwise modified from time to time, pursuant to which Guarantor guarantees the obligations of Seller hereunder to the extent and in the circumstances set forth therein.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (b) a “high cost,” “threshold,” “covered,” “abusive,” “high risk” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Income” means with respect to any Purchased Mortgage Loan at any time until repurchased by Seller, any principal received thereon or in respect thereof and all interest, fees, proceeds, dividends or other distributions thereon, all Liquidation Proceeds, all other income, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of the related Mortgaged Properties, including all proceeds received upon the securitization, liquidation, foreclosure, short sale or other disposition of any such Mortgaged Properties, transfer fees, make whole fees, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, insurance payments, judgments, settlements and proceeds, and all other “proceeds” as defined in Section 9-102(a)(64) of the UCC, including all collections or distributions thereon or other income or receipts therefrom or in respect thereof, but excluding (x) any servicing fees and any other fees and reimbursements owed to a third-party Servicer pursuant to the terms of the related Servicing Agreement, or (y) any other third party fees, expenses, costs or reimbursements due with respect to such Mortgage Loan.

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“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Party” has the meaning specified in Section 28 hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Seller Party under this Agreement or the other Program Agreements and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Coverage Ratio” means, all interest Income collected during each month divided by total interest expense incurred with respect to all Transactions during such month.

“Interest Reserve Account” means the account established at Bank, by and in the name of Buyer, into which all Interest Reserve Amounts shall be deposited. Buyer may, in its sole discretion, establish the Interest Reserve Account as either (a) a sub-account of the Collection Account, or (b) a separate reserve amount maintained in the Collection Account that is segregated therefrom by accounting.

“Interest Reserve Amount” means, with respect to each Pricing Period, an amount equal to the product of (a) ******* (b) the expected Price Differential to be accrued with respect to such Pricing Period, as determined by Buyer in its discretion.

“Interest Reserve Trigger Event” has the meaning set forth in the Pricing Side Letter for such term.

“Lease” means (a) a bona fide written lease, sublease, letting, license, concession or other agreement pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in any Mortgaged Property by or on behalf of the Mortgagor, (b) every modification, amendment or other agreement relating to such lease, sublease or other agreement entered into in connection with such lease, sublease or other agreement, and (c) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the related tenant.

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“Lien” means any mortgage, equity, participation interest, lien, pledge, charge, claim, security interest or similar encumbrance.

“Liquidation Proceeds” means all amounts paid in respect of any disposition of a Mortgaged Property, whether by sale, securitization, liquidation, assignment or otherwise, net of reasonable direct costs and expenses incurred by Seller in connection with such disposition, which costs and expenses shall be documented and provided to Buyer upon the reasonable request of Buyer.

“Loan Agreement” means each loan agreement entered into between Seller (as the initial lender thereunder or by way of assignment from the applicable originator) and a Mortgagor from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Amount” means the maximum amount permitted to be advanced by Seller to a Mortgagor under the terms of the related Loan Agreement.

“Loan Documents” means, with respect to a Purchased Mortgage Loan, the related Loan Agreement and each other “loan document” (or other similar term) as such term is defined in such Loan Agreement (or any other document entered into by the related Mortgagor or any sponsor thereof in connection with such Loan Agreement), all of which shall be included in the related Mortgage File to be delivered to the applicable Custodian pursuant to the terms of the related Custodial Agreement, the forms of which have been reviewed and approved by Buyer on or prior to the related Purchase Date.

“Loan to Value Ratio” or “LTV” means with respect to any first lien Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan (excluding the portion of such Mortgage Loan attributable to construction, rehabilitation or renovation costs and expenses) to the As-Is Value.

“Margin Base” means, as of any date of determination, the aggregate Asset Margin Base of all Purchased Mortgage Loans subject to a Transaction.

“Margin Call” has the meaning specified in Section 6(a) hereof.

“Margin Deficit” has the meaning specified in Section 6(a) hereof.

“Material Adverse Effect” means a material adverse effect on or material adverse change in or to (a) the property, assets, business, operations, financial condition, prospects or credit quality of a Seller Party, (b) the ability of a Seller Party to pay and perform its respective obligations under the Program Agreements to which it is a party, (c) the validity, legality, binding effect or enforceability of any Program Agreement, Purchased Asset or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer or any Indemnified Party under any Program Agreement or the Purchased Assets, (e) the market value, liquidity or other aspect of a material portion of the Purchased Assets, as determined by Buyer in its commercially reasonable discretion, or (f) the perfection or priority of any Lien granted under any Program Agreement.

“Maximum Aggregate Purchase Price” has the meaning set forth in the Pricing Side Letter for such term.

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“Monthly Payment” means the scheduled monthly payment of interest on a Mortgage Loan.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, deed of trust, deed to secure debt, or similar instrument creating and evidencing a Lien on real property and other property and rights incidental thereto.

“Mortgage File” means, with respect to a Mortgage Loan, all documents, instruments or agreements relating to such Mortgage Loan including, without limitation, (i) the related Loan Documents, (ii) all other documents, instruments or agreements required by the Underwriting Guidelines or applicable Requirements of Law to be executed and/or delivered by or to the Mortgagor on the Origination Date of such Mortgage Loan and (iii) any material documents, instruments, reports (including any title reports or commitments), verifications, confirmations, statements, appraisals, applications, surveys, tax returns, certifications, analyses or other records delivered to the Seller by the related Mortgagor or prepared by the Seller or an agent thereof in connection with the evaluation and underwriting of Mortgagor or the related Mortgaged Property or the evaluation and appraisal of the Mortgaged Property.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” means a fixed or adjustable-rate mortgage loan evidenced by a Mortgage Note where each advance thereunder is secured by a Mortgage on the related Mortgaged Property or Properties. No other type of Mortgage Loan shall be purchased by Buyer hereunder.

“Mortgage Loan Schedule” means with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by Seller and delivered to Buyer, which schedule provides information relating to the Purchased Mortgage Loans in a format acceptable to Buyer.

“Mortgage Note” means the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Mortgage Loan on a form reasonably acceptable to Buyer, which Mortgage Note is secured by a Mortgage on the related Mortgaged Property or Properties.

“Mortgaged Property” means each real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgaged Property Release” means the release of one or more Mortgaged Properties from the related Mortgage collateralizing a Purchased Mortgage Loan.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month that exceeds the Monthly Payment on the related Mortgage Loan for such month and, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.

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“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Remittance Date, and other obligations and liabilities, to Buyer, its Affiliates, any depository bank or any Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in the preceding clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer, any depository bank and/or any Custodian or all three pursuant to the Program Agreements.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Compliance Certificate” means a certificate of a corporate officer of Guarantor in the form of Exhibit A hereto.

“Origination Date” means the date on which the Mortgage Note and Loan Documents with respect to a Mortgage Loan were executed and delivered.

“Other Connection Taxes” means, with respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than connections arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or the Program Agreements, or sold or assigned an interest in any Transaction, this Agreement or the Program Agreements).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Permitted Delinquent Taxes” means delinquent real property Taxes (a) that are not yet delinquent by more than thirty (30) days, and (b) for which no proceedings have been commenced to foreclose the related Lien.

“Permitted Encumbrances” means (a) the Lien of current real property Taxes and assessments not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan; (c) other matters to which like properties are commonly subject that do not materially and adversely interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and (d) Permitted Delinquent Taxes.

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“Permitted Modification” means any amendment or waiver of, or modification or supplement to, a Mortgage Note or the related Loan Documents governing a Mortgage Loan (a) executed or effected on or after the Purchase Date for such Mortgage Loan associated with the day-to-day administration of the Mortgage Loan, the correction of clerical errors, the extension of maturity date up to ******, the waiver of default interest or late fees, and modification of notice address, or (b) as otherwise approved by Buyer in its sole discretion. In addition, unless an Event of Default has occurred and is continuing, Seller is authorized by Buyer to make Permitted Modifications with respect to the Purchased Mortgage Loans in Seller’s reasonable business discretion; provided, that Seller shall promptly provide Buyer with copies of any such amendments, modifications or waivers with respect to any Purchased Mortgage Loans and any related documents required under the applicable Custodial Agreement or reasonably requested by Buyer.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Post Default Rate” has the meaning set forth in the Pricing Side Letter for such term.

“Price Differential” means for any Pricing Period or portion thereof and (a) for any Transaction outstanding, the sum of the products, for each day during such Pricing Period or portion thereof, of (i) ******** the applicable Pricing Rate in effect for the Purchased Mortgage Loans subject to such Transaction during such Pricing Period, times (ii) the outstanding Purchase Price for such Purchased Mortgage Loans subject to such Transaction, or (b) for all Transactions outstanding, the sum of the amounts calculated in accordance with the preceding clause (a) for all Transactions.

“Pricing Period” means (a) in the case of the first Remittance Date, the period beginning on and including the initial Purchase Date through (and including) the last day of the immediately preceding calendar month, and (b) in the case of any subsequent Remittance Date, the period beginning on and including the first day of the immediately preceding calendar month through (and including) the last day of the immediately preceding calendar month; provided, that no Pricing Period for any Transaction shall end after the Repurchase Date.

“Pricing Rate” means, for any Pricing Period, a rate per annum equal to the sum of (a) the greater of (i) the Floor and (ii) the Benchmark, plus (b) the Applicable Margin; provided, however, upon the occurrence and during the continuance of an Event of Default, the Pricing Rate shall be the Post Default Rate.

“Pricing Rate Reset Date” means, with respect to any Transaction, (a) in the case of the first Pricing Period, the Purchase Date for such Transaction, and (b) in the case of any subsequent Pricing Period, the first day of each succeeding calendar month.

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“Pricing Side Letter” means that certain Pricing Side Letter, dated as of the Effective Date, by and between Buyer and Seller, as the same may, from time to time thereafter, be amended, restated, supplemented or otherwise modified.

“Program Agreements” means, collectively, this Agreement, each Servicing Agreement, each Servicer Notice and Agreement, the applicable Custodial Agreement, the Pricing Side Letter, the Guaranty, any Deposit Account Control Agreement, any Transaction Request and any other agreement entered into in connection herewith between Buyer and one or more Seller Parties.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to each Transaction, the date on which the related Purchased Mortgage Loans are sold by Seller to Buyer hereunder or any additional advance is made by Buyer (in Buyer’s sole discretion) in connection with an additional advance by Seller under any such Purchased Mortgage Loan in accordance with the terms of this Agreement.

“Purchase Price” means, with respect to each Purchased Mortgage Loan, the amount paid by Buyer to Seller for such Purchased Mortgage Loan in connection with the related Transaction, which amount shall be set forth in the related Transaction Request. As used herein, the “outstanding” Purchase Price with respect to any Purchased Mortgage Loan means the Purchase Price thereof, as may be (a) reduced by payments received by Buyer pursuant to the terms hereof, including pursuant to Sections 6 and 7, and/or (b) increased pursuant to the terms of Section 3(e).

“Purchased Assets” means the Purchased Mortgage Loans, the Records, and all related Servicing Rights with respect to the Purchased Mortgage Loans, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Purchased Mortgage Loans), any Property relating to the Purchased Mortgage Loans, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance or hazard insurance covering the related Mortgaged Property for a Purchased Mortgage Loan, all Income, all amounts in the Collection Account and the Collection Account itself, all amounts in each Reserve Account and the Reserve Accounts themselves, all amounts in the Interest Reserve Account and the Interest Reserve Account itself, any account (including any interest of Seller in any escrow or other reserve account) and any other contract right, instrument, account, payment, right to payment (including payments of interest or finance charges), general intangible and other asset relating to the Purchased Mortgage Loans (including, without limitation, any other account) or any interest in the Purchased Mortgage Loans, including all rights to receive from any third party or take delivery of any Record or other document that constitute part of a Mortgage File, and any proceeds or distributions with respect to any of the foregoing and any other property, right, title or interest as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created, wherever located.

“Purchased Mortgage Loans” means the collective reference to (a) Mortgage Loans sold by Seller to Buyer in a Transaction hereunder and listed on the related Mortgage Loan Schedule attached to the related Transaction Request, and (b) the Collateral Documents with respect to which a Custodian has been instructed to hold pursuant to the applicable Custodial Agreement.

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“Qualified Insurer” means an insurance company duly authorized and licensed where required by law to transact insurance business.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, Servicer or any other Person with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages and the Mortgage Files related to the Purchased Mortgage Loan, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (1) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (2) if such Benchmark is not Term SOFR, the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Refurbishment Loan Amounts” means, with respect to any Construction Escrow Mortgage Loan, any future advance, escrow or holdback made in connection with the origination of the related Purchased Mortgage Loan and advanced in increments as certain benchmarks of construction, renovation or rehabilitation work by the related Mortgagor of the related Mortgaged Property securing such Purchased Mortgage Loan are completed in accordance with the terms of the Loan Documents (to the extent that the terms of the Loan Documents provide for any such future advance, escrow or holdback).

“Related Credit Enhancement” has the meaning specified in Section 34 hereof.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or any successor thereto.

“Remittance Date” has the meaning set forth in the Pricing Side Letter for such term.

“Remittance Report” means a report containing servicing payment information, with respect to the Purchased Mortgage Loans serviced by Seller or Servicer for the immediately prior month or months (or any portion thereof), as applicable, including, without limitation, those fields acceptable to Buyer, on a loan-by-loan basis and in the aggregate.

“Rental Loan” means a Mortgage Loan made to the related Mortgagor for investment purposes where the related Mortgaged Property is subject to an Eligible Lease.

“REO Properties” means properties owned by the Seller which were formal collateral to the Mortgage Loans that were foreclosed and which did not sell at auction or which were received as part of a deed in lieu of foreclosure.

“Reporting Date” has the meaning set forth in the Pricing Side Letter for such term.

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“Repurchase Date” means the date occurring on the earliest of (a) the Termination Date, (b) the date determined by application of Section 15, (c) the date determined pursuant to Section 6 hereof in connection with the Asset Margin Base of such Purchased Mortgage Loan being reduced to zero, (d) the date determined pursuant to Section 4 hereof or (e) any other date on which Seller repurchases Purchased Assets pursuant to the terms of this Agreement.

“Repurchase Price” means the price at which Purchased Mortgage Loans are to be transferred from Buyer to Seller upon termination of a Transaction, on the Repurchase Date or at any other time specified in this Agreement, which price will be determined in each case as the sum of the outstanding Purchase Price for such Purchased Mortgage Loans and the accrued but unpaid Price Differential as of the date of such determination and any fees and expenses charged by Buyer and payable by Seller as set forth in the Pricing Side Letter (including any custodial fees) with respect to such Purchased Mortgage Loans, less, without duplication and for clarity, any principal payments received by Buyer pursuant to Section 7 and any Margin Deficit amounts paid by Seller pursuant to Section 6.

“Required Insurance Amount” has the meaning set forth in the Pricing Side Letter for such term.

“Requirements of Law” means, with respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: each Governing Document and all existing and future laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including environmental laws, ERISA, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other applicable Governmental Authority.

“Reserve Account” means each account, if any, established at the related depository bank, by and in the name of Seller, into which any interest, future advance, escrow or other holdback amounts with respect to the Mortgage Loans shall be deposited.

“Responsible Officer” means as to any Person, (a) the manager, president, chief executive officer or, with respect to financial matters, the chief financial officer of such Person; and (b) such other officers or other representative of such Person as may be selected by Seller with notice to Buyer in writing.

“Sale Proceeds” means, with respect to the sale of a Mortgaged Property or a Purchased Mortgage Loan, the net amounts paid in respect of the disposition of such Mortgaged Property or Purchased Mortgage Loan after payment of customary and reasonable costs of such sale, which amounts shall be remitted directly to the Collection Account.

“Sanction” or “Sanctions” means, individually and collectively, any and all economic or financial sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authority with jurisdiction over a Seller Party or any of their Affiliates.

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“Sanctioned Target” means any Person, group, sector, territory, or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be the target of any Sanctions based upon the direct or indirect ownership or control of such entity by any other Sanctioned Target(s).

“Seller” have the meaning specified in the preamble of this Agreement.

“Seller Party” means each of Seller and Guarantor, as applicable.

“Seller’s Operating Account” means the operating account identified in the Pricing Side Letter and established in the name of Seller into which Buyer will remit the Purchase Price in accordance with Sections 3(d) and (e).

“Servicer” means Korth Direct Mortgage Inc. except where defined differently in the Pricing Side Letter.

“Servicer Notice and Agreement” means each servicer notice or letter agreement, executed by Buyer, Seller and a Servicer, in form and substance acceptable to Buyer in all respects.

“Servicing Agreement” means any asset management agreement, servicing agreement or sub-servicing agreement entered into by Seller and a Servicer with respect to any Purchased Asset.

“Servicing Rights” means, with respect to the Mortgage Loans, all right, title and interest in and to any and all of the following: (a) rights to service and collect and make all decisions with respect to the Mortgage Loans and any REO properties, (b) amounts received by any Person for servicing the Mortgage Loans and REO properties, (c) late fees, penalties or similar payments with respect to the Mortgage Loans and REO properties, (d) agreements and documents creating or evidencing any such rights to service, documents, files and records relating to the servicing of the Mortgage Loans and REO properties, and rights of Seller or any other Person thereunder, (e) escrow, reserve and similar amounts with respect to the Mortgage Loans and REO properties, if any, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Mortgage Loans and REO properties, and (g) accounts and other rights to payment related to the Mortgage Loans and REO properties.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

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“Special Purpose Entity” shall mean a Person, other than an individual, that is formed or organized solely for the purpose of holding, directly or indirectly, an ownership interest in one or more Mortgage Loans, does not engage in any business unrelated to the Mortgage Loans, does not have any assets other than as otherwise expressly permitted by this Agreement or the other Program Agreements, has its own separate books and records and will not commingle its funds, in each case, which are separate and apart from the funds, books and records of any other Person, and is subject to all of the limitations on the powers set forth in the organizational documentation of such Person as in effect on the date hereof, and holds itself out as a Person separate and apart from any other Person and otherwise complies with all of the covenants set forth in Section 13(cc) in all material respects, in each case, except as prohibited by Requirements of Law.

“Special Servicing Fee” has the meaning set forth in the Pricing Side Letter for such term.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges, in each case in the nature of taxes, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, with respect to any Transaction for any day, the Term SOFR Reference Rate for a tenor of *******, as such rate is published by the Term SOFR Administrator for such day at 6:00 a.m. (New York City time); provided, however, if as of 5:00 p.m. (New York City time), the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its commercially reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Transaction” means any Transaction with respect to which the Pricing Rate is determined with reference to Term SOFR.

“Termination Date” means the earliest to occur of (a) the date that Buyer has declared an Event of Default pursuant to Section 15(a) hereof (or a date on which an Event of Default as described in Section 14(d) has occurred after giving effect to any cure periods), (b) any date on which the Funding Period has expired and no Transactions are then outstanding and (c) six (6) months from the date on which the Funding Period has expired.

“Transaction” has the meaning specified in Section 1 hereof.

“Transaction Request” means a request from Seller to Buyer, in a form acceptable to Buyer in its sole discretion, to enter into a Transaction or to request Excess Funds.

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“Trust Receipt” means any trust receipt or certification and related exception report issued by a Custodian pursuant to the applicable Custodial Agreement.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto.

“Underwriting Fee” has the meaning set forth in the Pricing Side Letter for such term.

“Underwriting Guidelines” means (i) the standards, procedures and guidelines of Seller for originating Mortgage Loans, as set forth in the written policies and procedures of Seller that were previously provided to Buyer and (ii) such other guidelines as are identified and approved in writing by Buyer, which approval will not be unreasonably withheld, conditioned or delayed. Seller shall provide updated Seller guidelines to Buyer and Buyer shall approve (acting reasonably) such updated guidelines prior to entering into Transactions under such updated guidelines.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“United States Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 10(g)(ii)(b) hereof.

b.       Headings are for convenience only and do not affect interpretation. The singular includes the plural and conversely. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule or Exhibit is, unless otherwise specified, a reference to a Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all subsidiaries. If at any time any change in GAAP would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Program Agreement, Seller and Buyer shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that until so amended, (i) such covenant shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) Seller shall provide to Buyer a written reconciliation in form and substance satisfactory to Buyer, between calculations of such covenant made before and after giving effect to such change in GAAP. Any definition of or reference to any agreement (including any Program Agreement), instrument or other document shall be construed as referring to such agreement, instrument or other document as amended, supplemented, modified and/or restated from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Program Agreement) and shall include all exhibits, schedules, annexes and other attachments thereto. Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

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3.       Program; Initiation of Transactions

a.       From time to time during the Funding Period, in the sole discretion of Buyer, Buyer may purchase from Seller all right, title and interest in and to certain Mortgage Loans and related Purchased Assets (including the related Servicing Rights). The Mortgage Loans shall be sold on a servicing-released basis. This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that (i) Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement and (ii) with respect to any Purchased Mortgage Loan for which less than the full principal amount has been funded by Seller as of the Purchase Date therefor, Buyer’s agreement to enter into a Transaction with respect to such Purchased Mortgage Loan on such Purchase Date shall in no way obligate Buyer to make any additional advance with respect thereto unless Buyer agrees, in its sole and absolute discretion, to make such additional advance in accordance with this Agreement. All Purchased Mortgage Loans shall meet or exceed the Underwriting Guidelines, and shall be serviced by Servicer on behalf of Buyer. No Transaction shall be entered into if (i) any Margin Deficit or Event of Default exists or would exist as a result of such Transaction; (ii) the Repurchase Date for the Purchased Assets subject to such Transaction would be later than the Termination Date; or (iii) after giving effect to such Transaction, the Aggregate Purchase Price then outstanding would exceed the Maximum Aggregate Purchase Price.

b.       With respect to each Transaction, Seller shall provide notice of a proposed sale and comply with the procedures set forth in this Agreement. Following receipt of such request, Buyer may enter into such requested Transaction or may notify Seller of its intention not to enter into such Transaction for any reason. Seller may request a Transaction hereunder on any Business Day during the Funding Period by delivering to Buyer a Transaction Request, which Transaction Request must be received by Buyer prior to 10:00 a.m. (New York City time) at least two (2) Business Days prior to the requested Purchase Date. Upon receipt of a Transaction Request, Buyer may, upon satisfaction of all applicable conditions precedent set forth in Section 9 hereof and provided no Default or Event of Default shall have occurred and be continuing, enter into such Transaction with Seller on the requested Purchase Date.

c.       In the event that Seller requires the return of any Collateral Documents, upon its execution of a release pursuant to the terms of the applicable Custodial Agreement, Buyer shall promptly authorize the related Custodian to deliver any Collateral Documents to Seller for correction pursuant to the terms of such Custodial Agreement. Seller shall be fully liable for any failure or delay in the return or handling of any documents delivered to Seller in accordance with the terms of such release.

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d.       Upon the satisfaction of the applicable conditions precedent set forth in Section 9 hereof, all of Seller’s right, title and interest in the Purchased Assets shall pass to Buyer on the Purchase Date, upon the transfer of the Purchase Price to Seller. The Purchased Assets shall be sold by Seller to Buyer on a servicing-released basis. Upon such transfer, Seller hereby authorizes Buyer to execute and record (or to cause Seller to record) any and all instruments of assignment (including any Assignment of Mortgage) and other comparable instruments with respect to such assignment to record title to any Purchased Mortgage Loan in the name of Buyer. Additionally, notwithstanding anything herein to the contrary, upon transfer of the Purchased Mortgage Loans to Buyer as provided for in this Section 3 and until termination of any related Transactions as set forth in Section 4 or 15 of this Agreement, ownership of each Purchased Mortgage Loan, including each document in the related Mortgage File and Records, is vested in Buyer; provided, that prior to the recordation set forth in this Section 3 or in the applicable Custodial Agreement, record title in the name of Seller to each Mortgage shall be retained by Seller in trust, for the benefit of Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Purchased Mortgage Loans. Any cost, fee or expense associated with the recordation of any instrument pursuant to this Section 3 shall be an expense of Seller.

e.       In connection with the release of any Refurbishment Loan Amount, Buyer may, in its sole discretion, agree to increase the Purchase Price with respect to the related Purchased Mortgage Loan upon receipt of the related evidence required under Section 9(c) and satisfaction of the applicable conditions precedent in Section 9(b).

4.       Repurchase

a.       Seller shall repurchase the related Purchased Mortgage Loans and related Purchased Assets (or portions thereof relating to individual Mortgaged Properties) from Buyer on each related Repurchase Date at the related Repurchase Price (or allocable portion thereof in connection with a Mortgaged Property Release). Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price (or allocable portion thereof in connection with a Mortgaged Property Release) for such Purchased Mortgage Loan on each related Repurchase Date with any excess remitted to Seller unless a Default or an Event of Default has occurred). Seller is obligated to repurchase and take physical possession of the Purchased Mortgage Loans from Buyer or its designee (including the applicable Custodian) at Seller’s expense on the related Repurchase Date.

b.       Seller may terminate any Transaction or portion thereof with respect to any or all Purchased Mortgage Loans or individual Mortgaged Properties related thereto and repurchase such Purchased Mortgage Loans (or portions thereof) and related Purchased Assets on any date prior to the Repurchase Date (an “Early Repurchase Date”); provided, that;

(1)       Seller notify Buyer at least two (2) Business Days before the proposed Early Repurchase Date identifying the Purchased Mortgage Loan(s) (or portions thereof) to be repurchased and Seller’s calculation of the Repurchase Price (or Allocated Repurchase Price, as applicable) thereof;

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(2)       contemporaneously with such termination, Seller pay to Buyer via the Collection Account (A) if such repurchase occurs during the Funding Period, the related Repurchase Price (or Allocated Repurchase Price, as applicable) in full, or (B) if such repurchase occurs after the expiration of the Funding Period, the greater of (i) the related Repurchase Price (or Allocated Repurchase Price, as applicable) and (ii) 100% of the Sale Proceeds with respect to such Purchased Mortgage Loan (or portions thereof) or related Mortgaged Property;

(3)       unless Seller is repurchasing all Purchased Mortgage Loans, Seller delivers a certificate from a Responsible Officer of Seller in form and substance satisfactory to Buyer certifying that no Margin Deficit, Default or Event of Default exists or would exist as a result of such repurchase;

(4)       if the Early Repurchase Date is not a Remittance Date, Seller pays to Buyer any amount due under Section 10(b) hereof;

(5)       Seller thereafter complies with Section 4(c) hereof;

(6)       in the case of a Mortgaged Property Release, (x) Buyer shall have consented in writing to the release of such Mortgaged Property from the Purchased Mortgage Loan, and (y) the related Purchased Mortgage Loan is, after giving effect to the release of the repurchased Mortgaged Property or Mortgaged Properties, in compliance with the applicable representations and warranties set forth on Schedule 1 hereto; and

(7)       in connection with a Mortgaged Property Release, Seller thereafter deliver to Buyer or the applicable Custodian a copy of the updated Mortgage or partial release of Mortgage that will be delivered to the recording office for such Purchased Mortgage Loan reflecting the removal of the released Mortgaged Property, and thereafter, a copy of the recorded Mortgage or partial release promptly upon receipt thereof from the applicable recording office.

Such early terminations and repurchases shall be limited to one (1) occurrence in any calendar week.

c.       With respect to payments in full by the related Mortgagor of a Purchased Mortgage Loan, Seller shall promptly (and in any event within two (2) Business Days) provide Buyer with a copy of a report from Servicer indicating that such Purchased Mortgage Loan has been paid in full, and promptly remit to the Collection Account the positive difference (if any) of the Repurchase Price due with respect to such Purchased Mortgage Loan over the prepayment amount remitted to the Collection Account pursuant to Section 7(d).

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d.       Unless a Default or an Event of Default has occurred, upon Buyer receiving the related Repurchase Price in connection with the repurchase of a Purchased Mortgage Loan, Buyer agrees to release any and all interests (including its ownership interest and any security interest) hereunder in such Purchased Mortgage Loan. Upon repurchase of all Purchased Mortgage Loans and the payment in full of all of the Obligations (other than unmatured indemnification Obligations), Seller may elect to terminate this Agreement without prepayment premium, fee or penalty, and Buyer shall deliver to Seller termination statements and other documents necessary or appropriate to evidence the termination of any Liens securing payment of the Obligations, all at the reasonable expense of Seller.

e.       Buyer may, in its sole discretion, initiate the termination of the Funding Period by delivering one hundred eighty (180) days’ prior written notice of the termination of the Funding Period to Seller.

5.       Price Differential

Notwithstanding that Buyer and Seller intend that the Transactions hereunder be a sale to Buyer of the Purchased Mortgage Loans and other related Purchased Assets, Seller shall pay to Buyer the accrued value of the Price Differential on each Remittance Date. The Pricing Rate shall be reset on each Pricing Rate Reset Date.

6.       Margin Maintenance

a.       Mortgaged Property Valuation:

(1)       On or prior to the Purchase Date for each Purchased Mortgage Loan, Seller shall provide Buyer with an interior “as-is” Broker Price Opinion or Evaluation/Appraisal with respect to the related Mortgaged Property and the As-Is Value, After Rehabilitation Value, “as-is” land value and Refurbishment Loan Amounts (including the budget and supporting documentation with respect to such Refurbishment Loan Amounts) for each Purchased Mortgage Loan, dated no more than six (6) months prior to the related Purchase Date.

(2)       With respect to each Purchased Mortgage Loan that is older than three hundred sixty (360) days, as of any date of determination, Seller shall provide a new interior Broker Price Opinion or Evaluation/Appraisal to be conducted by a vendor approved by Buyer and at Seller’s expense, whereupon the related Broker Price Opinion Value or Evaluation/Appraisal Value shall be evaluated by Buyer to determine the Asset Margin Base of such Purchased Mortgage Loan.

b.       If on any date the Aggregate Purchase Price of all Purchased Mortgage Loans is greater than the Asset Margin Base of all Purchased Mortgage Loans (such difference, a “Margin Deficit”), then Buyer may in its sole discretion, by written notice to Seller, require Seller to transfer to Buyer cash, or, if no Event of Default has occurred and is continuing, at Seller’s option with Buyer’s consent, which consent may be withheld in Buyer’s sole discretion, additional Mortgage Loans the characteristics of which meet all applicable Buyer eligibility requirements then-applicable to Purchased Mortgage Loans, in accordance with the timing set forth in Section 6(b), so that the cash and Margin Base of all Purchased Mortgage Loans will thereupon equal or exceed the Aggregate Purchase Price thereof (such requirement upon such notice, a “Margin Call”); provided, that notwithstanding the foregoing, Buyer may determine the Asset Margin Base and any related Margin Deficit on an individual Mortgage Loan basis.

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c.       Notice delivered pursuant to Section 6(a) may be given by any written or electronic means. Any such notice given on or before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the immediately succeeding Business Day; any such notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day after the Business Day on which such notice is received. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller. Any late payments related to Seller’s failure to pay a Margin Deficit shall accrue interest at the Post Default Rate.

d.       In the event a Margin Deficit exists, Buyer shall retain any funds received by it to which Seller would otherwise have been entitled hereunder and shall be applied by Buyer to satisfy such Margin Deficit prior to any remittances to Seller pursuant to Section 7(b). Notwithstanding the foregoing, Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

e.       In the event Seller makes a payment hereunder to satisfy a Margin Deficit with respect to a particular Mortgage Loan pursuant to this Section 6, Buyer shall apply such amounts to the Repurchase Price for such Mortgage Loan and such amount shall reduce the Price Differential calculated with respect to such Mortgage Loan. In the event Seller makes a payment hereunder to satisfy a Margin Deficit with respect to all Purchased Mortgage Loans pursuant to this Section 6, Buyer shall apply such amounts to the Repurchase Price for all Purchased Mortgage Loans (pro rata based on the outstanding principal balances thereof) and such amounts shall reduce the Price Differential calculated with respect to all Purchased Mortgage Loans.

7.       Income Payments

a.       If Income is paid in respect of any Purchased Mortgage Loan during the term of a Transaction, such Income shall be the property of Buyer and shall be deposited in the Collection Account by either Seller or Servicer in accordance with Section 7(d) hereof.

b.       Amounts deposited in the Collection Account or otherwise relating to the Purchased Mortgage Loans, including those payments contemplated in Sections 6 and 7(a) above, shall be applied on each Remittance Date as follows:

First, pro rata, to (I) to Buyer (A) for the payment of related costs and expenses and any other amounts then due and owing under this Agreement (including, without limitation, any unpaid or outstanding Advance Fees or Special Servicing Fees), including reasonable fees and actual out of pocket expenses of Buyer’s agents and external counsel, and all reasonable expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith and (B) the Administrative Fee and (II) to each of the applicable Custodian, Account Bank, Bank and any applicable depository bank, pro rata, on account of any accrued and unpaid indemnities, fees and expenses incurred in connection with the applicable Program Agreements;

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Second, to Buyer for the payment of the outstanding Price Differential with respect to all Purchased Mortgage Loans then due and owing by Seller under this Agreement;

Third, to Buyer to reduce the outstanding Purchase Price for all Purchased Mortgage Loans by an amount sufficient to eliminate any outstanding Margin Deficit and Seller’s obligation to satisfy such Margin Deficit (without limiting Seller’s obligation to satisfy such Margin Deficit in a timely manner as required by Section 6 to the extent not otherwise satisfied);

Fourth, upon the occurrence and continuance of an Interest Reserve Trigger Event and to the extent not funded pursuant to Section 7(h), an amount sufficient to fund the Interest Reserve Account up to the Interest Reserve Amount;

Fifth, upon the occurrence and continuation of an Event of Default or upon the termination of the Funding Period, to Buyer to reduce the outstanding Purchase Price for all Purchased Mortgage Loans; and

Sixth, to Seller, any remainder, by remittance to Seller’s Operating Account.

c.       [Reserved].

d.       Seller shall, or shall cause Servicer to, direct the Mortgagors to deposit all Income directly into the Collection Account promptly upon receipt without first being deposited into a “holding” or “clearing” account or otherwise commingled with any other funds. No amounts deposited into the Collection Account, the Interest Reserve Account and any Reserve Account shall be removed by Seller or Servicer, except as otherwise set forth herein. All amounts in any Reserve Account shall be held for the benefit of Buyer and subject to a Deposit Account Control Agreement. Failure by Seller or Servicer to comply with the foregoing covenant shall be an immediate Event of Default.

e.       Notwithstanding anything to the contrary set forth herein, to the extent that any Income is not deposited in the Collection Account as required pursuant to Section 7(d), upon actual knowledge of Seller or notice by Buyer to Seller of such failure, Seller shall within three (3) Business Days remit (or cause to be remitted) to the Collection Account any such Income received by Servicer or Seller on the Purchased Mortgage Loans in accordance with Section 7(d). Failure by Seller or Servicer to comply with the foregoing covenant shall be an immediate Event of Default.

f.       On or prior to each Remittance Date, Buyer will provide written notice to Seller if there are insufficient proceeds after application of the priority of payments to pay the applicable Facility Monthly Payment. To the extent that there are insufficient proceeds in the Collection Account to satisfy the Facility Monthly Payment, Seller shall pay Buyer any amounts in respect of the Facility Monthly Payment (or any shortfall) on each Remittance Date within two (2) Business Days of receipt of such written notice.

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g.       Prior to the termination of the Funding Period and provided no Default or Event of Default is continuing, to the extent that there are sufficient proceeds in the Collection Account as of any date of determination to satisfy the expected Facility Monthly Payment on the immediately succeeding Remittance Date (as determined by Buyer in its sole discretion), Seller may from time to time request that any such proceeds in excess of such expected Facility Monthly Payment (such funds, the “Excess Funds”) be released to Seller by submitting to Buyer a Transaction Request requesting such Excess Funds and Buyer may release the Excess Funds to Seller upon such request. Seller may request only one (1) such release of Excess Funds per week with at least three (3) Business Days’ advance notice to Buyer. Each requested amount of Excess Funds to be released pursuant to this Section 7(g) must be greater than or equal to $*****.

h.       Upon the occurrence and continuance of an Interest Reserve Trigger Event, Seller shall deposit or cause to be deposited into the Interest Reserve Account an amount sufficient to fund the Interest Reserve Account up to the Interest Reserve Amount within three (3) Business Days’ of receipt of written notice from Buyer regarding the occurrence of an Interest Reserve Trigger Event.

8.       Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the Collection Account, the Interest Reserve Account or such other account as Buyer shall specify to Seller in writing. Each Reserve Account, if any, shall be subject to a Deposit Account Control Agreement. Seller acknowledges and agrees that the Collection Account, the Interest Reserve Account and each Reserve Account are subject to the sole dominion, control and discretion of Buyer (including, without limitation, “control” within the meaning of Section 9-104(a) of the Uniform Commercial Code), its authorized agents or designees, including Bank, the Account Bank or any other deposit bank at which the Collection Account, the Interest Reserve Account and each Reserve Account are maintained, subject to the terms hereof and the related Deposit Account Control Agreement, as applicable. Seller and Buyer acknowledge and agree that the Collection Account, the Interest Reserve Account and each Reserve Account constitute, and shall be treated as, a “deposit account” within the meaning of Section 9-102(a)(29) of the Uniform Commercial Code. Seller acknowledges that it has no rights of withdrawal from the Collection Account. All Purchased Mortgage Loans shall be evidenced by a Trust Receipt. Any Repurchase Price received by Buyer in the Collection Account after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

9.       Conditions Precedent

a.       Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by the Seller Parties and each other party thereto (as applicable)(except in each case to the extent that such conditions precedent are waived by Buyer in writing):

(1)       Program Agreements. The Program Agreements duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

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(2)       Security Interest. Evidence that all other actions necessary to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Purchased Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(3)       Governing Documents. A certificate of an officer of Seller Party attaching certified copies of such party’s Governing Documents and company resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary company action or governmental approvals as may be required in connection with the Program Agreements.

(4)       Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of Seller Party, each dated as of no earlier than the date that is ten (10) days prior to the Purchase Date with respect to the initial Transaction hereunder.

(5)       Incumbency Certificate. An incumbency certificate of an authorized representative of Seller and Guarantor, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(6)       Underwriting Guidelines. A true, correct and complete copy of the Underwriting Guidelines certified by a Responsible Officer of Seller.

(7)       Legal Opinions. Seller shall provide such opinions from counsel to Seller Party as Buyer may require in its discretion, including with respect to corporate authority, enforceability, non-contravention, perfection of security interests, the Investment Company Act of 1940, as amended, true sale and the applicability of Bankruptcy Code safe harbors.

(8)       Fees. Payment of any and all fees due to Buyer with respect to each Transaction hereunder including, without limitation, the Administrative Fee, the Underwriting Fee and any Advance Fees or Special Servicing Fees.

(9)       Collection Account; Interest Reserve Account. Evidence that the Collection Account and the Interest Reserve Account have been established.

(10)       Anti-Corruption Laws, Anti-Money Laundering Laws, Etc. Buyer has completed to its satisfaction such due diligence (including, Buyer’s “Know Your Customer,” Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws diligence) and modeling as Buyer may require.

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(11)       Due Diligence Review. Buyer shall have completed, to its satisfaction, its due diligence review of Seller Party.

(12)       Fidelity Bond and Errors and Omissions Insurance. Seller shall have delivered evidence that Buyer has been added as an additional insured to Seller’s Fidelity Bond and Errors and Omissions Insurance Policy.

b.       All Transactions. Buyer’s willingness to enter into each Transaction (including without limitation the initial Transaction and any Transaction in respect of an additional advance underlying a Purchased Mortgage Loan) pursuant to this Agreement is subject to the following conditions precedent (except in each case to the extent that such conditions precedent are waived by Buyer in writing):

(1)       Due Diligence Review. Without limiting the generality of Section 31 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Seller Party.

(2)       Required Documents. The Mortgage File shall have been delivered to the applicable Custodian. Additionally, Buyer shall have determined that the related Loan Documents are reasonably acceptable to Buyer in its discretion.

(3)       Transaction Documents. Buyer or its designee shall have received the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(a)       A Transaction Request.

(b)       The related Mortgage Loan Schedule and Trust Receipt.

(c)       Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

(4)       No Default, Event of Default or Margin Deficit. Immediately before such Transaction and after giving effect thereto and to the intended use of the proceeds thereof, no Default, Event of Default or Margin Deficit exists (unless the related Transaction cures the same).

(5)       Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirements of Law or in the interpretation or administration of any Requirements of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into the Transactions contemplated by this Agreement.

(6)       Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties (excluding the representations and warranties set forth on Schedule 1, which shall relate only to the specific Mortgage Loans being purchased) made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

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(7)       Fees. Payment of any fees due to Buyer hereunder with respect to such Transaction, including, without limitation, the Administrative Fee, the Underwriting Fee and any Advance Fees or Special Servicing Fees.

(8)       No Material Adverse Effect. There shall not have occurred a material adverse change in the financial condition of Buyer that causes, or would be likely to cause, a material adverse effect on the ability of Buyer to fund its obligations under this Agreement.

(9)       Evaluation/Appraisal; Broker Price Opinion. Buyer shall have received an Evaluation/Appraisal or a Broker Price Opinion to the extent required with respect to each related Mortgaged Property and such Evaluation/Appraisal or Broker Price Opinion, as applicable, shall be acceptable to Buyer in its commercially reasonable discretion.

(10)       Instruction Letters. Seller shall have delivered a duly executed Servicer Notice and Agreement with respect to each Servicer related to the Purchased Mortgage Loans subject to such Transaction, except as waived by Buyer in writing.

(11)       Anti-Corruption Laws and Anti-Money Laundering Laws. Buyer shall have received documentation in form and substance satisfactory to Buyer evidencing that Seller Party complies with applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(12)       Assignment from Seller. Buyer shall have received true, complete and correct copies of omnibus assignment agreements with respect to each Purchased Mortgage Loan, if applicable.

(13)       Funding Period. The Funding Period shall not have terminated.

(14)       Maximum Aggregate Purchase Price. The Aggregate Purchase Price of all Transactions does not exceed the Maximum Aggregate Purchase Price after giving effect to such Transaction.

(15)       Custodial Agreement. To the extent required by Buyer, Seller shall enter into a Custodial Agreement with Buyer and the related Custodian promptly upon such Custodian’s successful completion of its “know your customer” due diligence check of Seller.

(16)       Reserve Account; Deposit Account Control Agreement. To the extent any Mortgage Loan is subject to a Reserve Account, Buyer shall have received a Deposit Account Control Agreement with respect to such Reserve Account and evidence that such Reserve Account has been established.

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(17)       True Sale Opinion. Seller shall provide a true sale opinion from counsel to Seller Party as Buyer may reasonably require in its discretion.

c.       Withdrawals with Respect to Construction Escrow Mortgage Loans. Buyer shall review each advance by Seller of any Refurbishment Loan Amount, and in connection with such advance, Buyer may, pursuant to Section 3(e), agree to increase the Purchase Price with respect to the related Purchased Mortgage Loan subject to receipt by Buyer, in its sole discretion, of sufficient evidence from Seller (unless waived in writing by Buyer) (i) of the related Mortgagor’s right to receive such funds pursuant to the terms of the related Loan Documents, which evidence may include, but is not limited to, (A) plans and specifications, budgets and construction and engineering contracts, (B) a completed payment voucher form or equivalent draw request form from the related Mortgagor, (C) an inspection form from a third party vendor reasonably acceptable to Buyer along with photographs of the work that has been completed, (D) copies of supporting documentation from contractors, subcontractors and vendors, (E) any lien waivers, if applicable, (F) line item waivers and/or change orders (with applicable approvals), if applicable, and (G) a disbursement spreadsheet or equivalent that includes the remaining amount of the Refurbishment Loan Amount to complete the project, and (ii) that (A) no changes, in any material respect, to the construction as initially contemplated were made without proper authorization, (B) the construction completed was contemplated in initial construction project plans, in all material respects, unless otherwise approved by Buyer, (C) sufficient construction has been completed to warrant the advance and (D) timing of construction is consistent with initial projections, in all material respects, and no impediments, in any material respect, exist to the timely completion of the construction project.

10.       Program; Costs; Taxes

a.       Seller shall reimburse Buyer for any reasonable out-of-pocket costs, including third-party due diligence costs and reasonable external attorneys’ fees, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans. Seller shall also pay, or reimburse Buyer if Buyer shall pay any termination fee and any other fee, cost and expense that may be due to Servicer in connection with the related Servicing Agreement or the Servicer Notice and Agreement. Seller shall pay the reasonable fees and expenses of Buyer’s external counsel in connection with the Program Agreements. Further, Seller shall pay, or reimburse the applicable Custodian for, any shipping costs incurred by such Custodian upon delivery of an invoice following the delivery by such Custodian of certain Mortgage Files relating to the Purchased Mortgage Loans. Reasonable legal fees of external counsel and expenses for any subsequent amendments, modifications, supplements, waivers or consents to or in respect of this Agreement or related documents shall be borne by Seller. Seller shall pay ongoing custodial and bank fees and expenses and any other ongoing fees and expenses under any other Program Agreement. Seller shall pay to Buyer, within five (5) Business Days of receipt of an invoice therefor, any and all fees and expenses owed under such invoice.

b.       If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) to Buyer in engaging in the present or any future Transactions in an amount that Buyer reasonably deems to be material, then Seller agrees to pay to Buyer, from time to time, within thirty (30) days after written demand by Buyer (with a copy to the applicable Custodian) the actual cost of additional out of pocket amounts as specified by Buyer to compensate Buyer for such increased costs.

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c.       With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 9(a)(5) hereof. In each such case, Seller hereby waives the right to dispute the terms of the request or other communication given or made by or on behalf of Seller to Buyer.

d.       Notwithstanding the assignment of the Loan Documents with respect to each Purchased Mortgage Loan to Buyer, Seller agrees and covenants with Buyer to enforce diligently Seller’s rights and remedies set forth in the Loan Documents.

e.       Any and all payments made by or on account of any obligation of any Seller Party to Buyer under the Program Agreements shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Requirements of Law; provided, however, if a Seller Party shall be required by applicable Requirements of Law to deduct or withhold any Taxes from any such payment (as determined in the good faith discretion of such Seller Party or any other applicable withholding), then (i) such Seller Party (or other applicable withholding agent) shall be entitled to make such deductions or withholdings and pay such withheld and deducted amounts to the relevant Governmental Authority in accordance with applicable Requirements of Law, and (ii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Seller Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this clause (e), Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

f.       Each party to this Agreement acknowledges that it is its intent for U.S. federal, state and local income tax purposes to treat the Transactions as indebtedness of the applicable Seller that is secured by the applicable Purchased Assets and the applicable Purchased Assets as owned by the applicable Seller in the absence of an Event of Default. All parties to this Agreement agree to such treatment and agree to, and agree to cause their respective Affiliates to, take no action for such tax purposes inconsistent with this treatment, unless required by applicable Requirements of Law.

g.       (i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Program Agreements, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10(g)(ii)(a), (b) and (d)) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would be illegal, would subject Buyer to any unreimbursed cost or expense or would otherwise prejudice the legal or commercial position of Buyer.

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(ii)       Without limiting the generality of the foregoing,

(a)       if Buyer is a United States Person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), copies of executed U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that Buyer is exempt from U.S. federal backup withholding tax;

(b)       if Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter when previously delivered certification expires or becomes obsolete, or otherwise upon the reasonable request of Seller), whichever of the following is applicable: (i) in the case of a Buyer that is claiming the benefits of an income tax treaty to which the United States of America is a party, (x) with respect to payments characterized as interest for U.S. federal Tax purposes under any Program Agreement, executed copies of IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Program Agreement, IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed copies of IRS Form W-8ECI (or any successor form); (iii) in the case of a Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y)  executed copies of IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form); or (iv) to the extent a Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN (or any successor form), IRS Form W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided, that if Buyer is a partnership and one or more direct or indirect partners of such Buyer are claiming the portfolio interest exemption, such Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

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(c)       if Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be reasonably requested by Seller) on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(d)       if a payment made to Buyer under any Program Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by Seller such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 10(g)(ii)(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)       Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

h.       If Buyer, in its sole discretion exercised in good faith, determines that it has received a refund of any Taxes as to which it has received the payment of additional amounts pursuant to Section 10, it shall pay to the applicable Seller Party an amount equal to such refund (but only to the extent of additional payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Buyer, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The applicable Seller Party upon the request of Buyer, shall repay to Buyer the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Buyer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will Buyer be required to pay any amount to any Seller Party pursuant to this clause (h) the payment of which would place Buyer in a less favorable net after-Tax position than Buyer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require Buyer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Seller Party or any other Person. For purposes of this clause (h), all references to “refund” shall include the monetary benefit of a credit received in lieu of a refund of Taxes.

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i.       Each party’s obligations under Sections 10(e) through (h) shall survive any assignment of rights by Buyer, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Program Agreement.

j.       The Seller shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, any Other Taxes.

k.       The Seller shall indemnify the Buyer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Buyer or required to be withheld or deducted from a payment to such Buyer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Seller by a Buyer shall be conclusive absent manifest error.

l.       As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section, the Seller shall deliver to the Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Buyer.

11.       Servicing

a.       Seller, on Buyer’s behalf, shall require each Servicer to service the Purchased Mortgage Loans consistent with the degree of skill and care that such Servicer customarily uses with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. Seller shall cause each Servicer to (i) comply with all applicable Federal, State and local laws and regulations and (ii) maintain all state and federal licenses necessary for Servicer to perform its servicing responsibilities and (iii) not impair the rights of Buyer in any Purchased Mortgage Loans or any payment thereunder.

b.       Subject to the applicable Servicer Notice and Agreement, Seller shall cause each Servicer to hold or cause to be held any Escrow Payments collected by such Servicer with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such Escrow Payments were collected. Subject to the applicable Servicer Notice and Agreement, Seller shall cause each Servicer to segregate all Income received by Servicer with respect to the Purchased Mortgage Loans and hold such Income in trust for the sole and exclusive benefit of Buyer and properly reflect Buyer’s interest in such Income in Servicer’s books and records.

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c.       Seller shall cause each Servicer to comply with the requirements set forth in Section 7(d).

d.       Seller shall cause each Servicer to, prior to the first Purchase Date with respect to any Purchased Mortgage Loan serviced by such Servicer, promptly provide to Buyer a servicer notice in the form of a Servicer Notice and Agreement addressed to and agreed to by Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by Servicer of Buyer’s interest in such Purchased Mortgage Loans and Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, a default by Servicer under the Servicing Agreement or a failure of Servicer to comply with the terms of the Servicer Notice and Agreement, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto and provide such information as Buyer may request from time to time, including a reporting tape with respect to such Purchased Mortgage Loans; provided, that prior to receipt of such notice of an Event of Default from Buyer or a default by Servicer under the Servicing Agreement or a failure of Servicer to comply with the terms of the Servicer Notice and Agreement, Servicer may follow the directions and instructions of Seller with respect to Servicer’s duties and obligations under the Servicing Agreement. Upon notice thereof to Servicer from Buyer, the Servicing Agreement and the Servicer Notice and Agreement shall together constitute a separate and distinct servicing agreement for the Purchased Mortgage Loans.

e.       Buyer shall have the right, in accordance with the applicable Servicer Notice and Agreement, to terminate a Servicer’s right to service the Purchased Mortgage Loans under the related Servicing Agreement without payment of any penalty or termination fee. If Buyer desires to exercise such right of termination, Buyer shall provide Seller with notice thereof and Seller shall immediately terminate such Servicer’s right to service such Purchased Mortgage Loans in accordance with the terms of the related Servicing Agreement; provided, that prior to the date of termination of the related Servicer by Seller (i) a replacement servicer acceptable to Buyer in its reasonable discretion is selected, (ii) a new servicing agreement with such replacement servicer is entered into and (iii) such replacement servicer enters into a Servicer Notice and Agreement acceptable to Buyer in Buyer’s reasonable discretion. Seller, Buyer and each Servicer shall cooperate in transferring the servicing and all Records of such Purchased Mortgage Loans to a successor servicer selected by Buyer or Seller (as applicable) in accordance with this Section 11.

f.       If Seller should discover that, for any reason whatsoever, a Servicer has failed to perform fully any of its material obligations under the related Servicing Agreement with respect to the Purchased Mortgage Loans, Seller shall promptly notify Buyer and promptly remedy any material non-compliance.

g.       Seller’s rights and obligations to have the Purchased Mortgage Loans serviced by the related Servicer shall terminate on the 20th calendar day of each month (and if such day is not a Business Day, the next succeeding Business Day), unless otherwise directed in writing from Buyer to Seller prior to such date. For the avoidance of doubt, this Section 11(g) shall no longer apply to any Purchased Mortgage Loan that is repurchased in full by Seller in accordance with the provisions of this Agreement and therefore is no longer subject to a Transaction. Upon termination, Seller shall cause the related Servicer to transfer servicing to the designee specified by Buyer, including, without limitation, delivery of all servicing files to the designee of Buyer. The related Servicer’s delivery of servicing files shall be in accordance with Accepted Servicing Practices. Seller and the related Servicer shall have no right to select a subservicer or successor servicer. After the servicing terminates and until the servicing transfer date is established with the designee of Buyer, Seller shall cause the related Servicer to service the Purchased Mortgage Loans in accordance with the terms of this Agreement and for the benefit of Buyer.

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12.       Representations and Warranties

a.       Seller represents and warrants to Buyer as of the date hereof and at all times that any Mortgage Loan is subject to a Transaction hereunder:

(1)       Due Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction as set forth on Schedule 3. Seller does not have a trade name. Seller is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Agreements except where any failure to obtain such a license, permit, charter, registration or approval would not cause or be likely to cause a Material Adverse Effect or impair the enforceability of any Purchased Mortgage Loan.

(2)       Power and Authority. Seller has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Agreements, any electronic transmissions contemplated hereunder, and to consummate the Transactions.

(3)       Due Authorization. The execution, delivery and performance by Seller of the Program Agreements, including any electronic transmissions by Seller contemplated hereunder, have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

(4)       Non-contravention. None of the execution and delivery of the Program Agreements or any electronic transmissions contemplated hereunder, by Seller or the consummation of the Transactions and transactions thereunder:

(a)       conflicts with, breaches or violates any provision of Seller’s Governing Documents or material agreements or any law, regulation, order or writ currently in effect having applicability to Seller or Seller’s properties;

(b)       constitutes a material default by Seller under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which Seller is a party or by which Seller or any of Seller’s properties is or may be bound or affected; or

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(c)       results in or requires the creation of any Lien upon or in respect of any of Seller assets except the Lien relating to the Program Agreements.

(5)       Legal Proceeding. To the best knowledge of the Seller, there is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Mortgage Loans or Seller or any of its Affiliates, pending or threatened in writing, which, if decided adversely, would have a Material Adverse Effect.

(6)       Valid and Binding Obligations. Each of the Program Agreements and any electronic transmissions contemplated hereunder, in each case, to which Seller is a party, when executed and delivered by Seller, will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(7)       Financial Statements. Seller’s financial statements furnished to Buyer (a) are, as of the dates and for the periods referred to therein, true, complete and correct in all material respects and do not omit any material fact as of the date(s) thereof, (b) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (c) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no event or circumstance that would be likely to cause a Material Adverse Effect with respect to Seller. Except as disclosed in such financial statements, it is not subject to any contingent liabilities or commitments that, individually or in the aggregate, would cause a Material Adverse Effect with respect Seller.

(8)       Accuracy of Information. The information, reports, certificates, documents, financial statements, operating statements, forecasts, books, records, files, exhibits and schedules furnished by or on behalf of a Seller Party to Buyer in connection with the Program Agreements and the Transactions are true in all material respects and do not omit any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the Effective Date by or on behalf of a Seller Party to Buyer in connection with the Program Agreements and the Transactions will be true, correct and complete in all material respects, on the date as of which such information is stated or certified.

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(9)       No Consents. No order, consent, license, approval or authorization from, or registration, filing or declaration with, any Governmental Authority, or any consent, approval, waiver or notification of any creditor, lessor or other non-governmental Person, is required in connection with the execution, delivery and performance or consummation by Seller of this Agreement or any other Program Agreement, other than any that have heretofore been obtained, given or made.

(10)       Compliance With Law, Etc. Seller has complied in all respects with all Requirements of Law. Neither Seller nor any of its Affiliates (a) is in violation of any Sanctions or (b) is a Sanctioned Target. The proceeds of any Transaction have not been and will not be used, directly or indirectly, to fund any operations in, finance any investment or activity in or make any payment to a Sanctioned Target or otherwise in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. The operations of Seller are, and have been, conducted at all times in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Money Laundering Laws or Anti-Corruption Laws have been started or (to the best of its knowledge and belief) threatened against Seller or, to Seller’s knowledge, any of its Affiliates.

(11)       Solvency; Fraudulent Conveyance. Each Seller Party is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, no Seller Party will not be left with an unreasonably small amount of capital with which to engage in its business. Each Seller Party is generally able to pay, and is paying, its debts as they come due. No Seller Party is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Seller Party or any of its assets. The amount of consideration being received by Seller upon the sale of a Purchased Mortgage Loan to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Mortgage Loan. Seller is not is transferring any Purchased Mortgage Loan with any intent to hinder, delay or defraud any of its creditors.

(12)       Investment Company Act Compliance. No Seller Party or any of their Affiliates is required to register as an “investment company” under, or is a company “controlled” by an “investment company” within the meaning of, the Investment Company Act of 1940, as amended.

(13)       Each Seller Party has filed all required federal income tax returns and all other material Tax returns, domestic and foreign, required to be filed by it and has paid all income, franchise and other material Taxes (including mortgage recording Taxes) required to be paid by it, except for those Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit or claim relating to any Taxes now pending or, to the knowledge of a Seller Party, threatened by any Governmental Authority against a Seller Party that is not being contested in good faith as provided above. No Seller Party has entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of any material Taxes. No tax liens have been filed against any assets of a Seller Party, except for liens for Taxes (a) not yet delinquent or (b) that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. No Seller Party intends to treat any Transaction as being a “reportable transaction” as defined in United States Treasury Regulation Section 1.6011–4. If a Seller Party determines to take any action inconsistent with such intention, it will promptly notify Buyer, in which case Buyer may treat each Transaction as subject to United States Treasury Regulation Section 301.6112–1 and shall maintain the lists and other records required thereunder.

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(14)       Additional Representations. With respect to each Mortgage Loan, Seller hereby makes all of the applicable representations and warranties set forth in Schedule 1 hereto as of the related Purchase Date and continuously while such Mortgage Loan is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Request, any such exception to identify the applicable representation or warranty and specify in reasonable detail Seller’s related knowledge. In the event it is discovered that the circumstances with respect to any Mortgage Loan are not accurately reflected in any of Seller’s applicable representations and warranties set forth in Schedule 1 hereto, notwithstanding Seller’s actual knowledge or lack of knowledge, and notwithstanding that such representation and warranty is made subject to its knowledge, then such representation and warranty shall be deemed to be breached.

(15)       No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other Person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(16)       ERISA. No Seller Party maintains or contributes to and is not subject to any obligation or liability with respect to any plan of a type described in Section 3(3) of ERISA.

(17)       Other Approvals. Seller is licensed or qualified, as required pursuant to any Requirements of Law, as a mortgage lender in the state in which the related Mortgaged Property is located, and Servicer has the facilities, procedures and experienced personnel necessary to service the Mortgage Loans in accordance with Accepted Servicing Practices.

(18)       Other Credit Facilities and Debts. No Seller Party is an obligor under any other Indebtedness (including without limitation, other credit facilities) secured by a Purchased Mortgage Loan.

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(19)       Title to Properties. Prior to the consummation of a Transaction, Seller had good and marketable title to each Purchased Mortgage Loan free and clear of all Liens.

(20)       Compliance. Seller has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Program Agreements to be observed, performed and satisfied by Seller.

(21)       Regulatory Action. To Seller’s actual knowledge, it is not currently under investigation and no investigation by any federal, state or local government agency is threatened in writing. Seller has not been the subject of any government investigation that has resulted in the voluntary or involuntary suspension of its license, a cease and desist order, or such other action as could have a Material Adverse Effect.

(22)       Additional Covenants and Conditions. All of the Additional Covenants and Conditions are true, correct and complete at all times, and continue to be maintained.

(23)       No Default, Event of Default or Material Adverse Effect. No Default or Event of Default exists. No default or event of default (however defined) exists under any of Seller’s Indebtedness. Seller believes that it is and will be able to pay and perform each agreement, duty, obligation and covenant contained in the Program Agreements to which it is a party, and that it is not subject to any agreement, obligation, restriction or Requirements of Law that would unduly burden its ability to do so or could reasonably be expected to have a Material Adverse Effect. Seller has no knowledge of any actual development, event or other fact that could reasonably be expected to have a Material Adverse Effect.

(24)       Mortgage Loan Schedule. Each Mortgage Loan Schedule is true, correct and complete in all material respects; each of the applicable Custodian and Buyer must be provided with notice of any changes thereto.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Mortgage Loans to Buyer and shall continue for so long as the Purchased Mortgage Loans are subject to a Transaction.

13.       Covenants

Seller covenants with Buyer that at all times prior to the Termination Date:

a.       Litigation. Seller shall promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing that are threatened (in writing or otherwise) or pending) or other legal or arbitrable proceedings affecting or any of its respective Property before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $**** or in an aggregate amount greater than $****, or (iii) individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. Seller will promptly provide notice of any judgment that, with the passage of time, would likely cause an Event of Default hereunder.

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b.       Prohibition of Fundamental Changes. No Seller Party shall enter into any transaction of merger or consolidation or amalgamation that would result in a Change in Control, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets. If a Seller Party is a Delaware limited liability company, such Seller Party shall not effect a “Division” into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

c.       Notification. Each Seller Party will notify Buyer (i) at least monthly on or before each Reporting Date of any repurchase requests or demands, insurance denials and indemnification requests Seller received or is likely to receive from its secondary market investors, and (ii) immediately of any suspension notices or termination notices it received or is likely to receive from its secondary market investors.

d.       Servicer. Seller shall not cause the Purchased Mortgage Loans to be serviced by any servicer other than Servicer, unless otherwise directed by Buyer in writing in accordance with this Agreement.

e.       Maintenance of Fidelity Bond and Errors and Omissions Insurance. Seller shall continue to maintain or cause to be maintained for itself and its Affiliates (or such Affiliates shall cause to be maintained), with responsible companies, at its or their, as applicable, own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons (“Seller Employees”) acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Purchased Mortgage Loans, with respect to any claims made in connection with all or any portion of the Purchased Assets. Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the standard form of mortgage banker’s blanket bond and shall protect and insure it against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of its Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure Seller against losses in connection with the release or satisfaction of a Purchased Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 13(e) requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve Seller from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and Errors and Omissions Insurance Policy shall be at least equal to the Required Insurance Amount. Upon the request of Buyer, Seller shall cause to be delivered to Buyer a certificate of insurance for such Fidelity Bond and Errors and Omissions Insurance Policy and a statement from the surety and the insurer that such Fidelity Bond and Errors and Omissions Insurance Policy shall, to the extent commercially available, in no event be terminated or materially modified without thirty (30) days’ prior written notice to Buyer. Seller shall ensure that Buyer is added as an additional insured under each of the Fidelity Bond and Errors and Omissions Insurance Policy.

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f.       No Adverse Claims. Seller warrants and will defend the right, title and interest of Buyer in, to and under all Purchased Mortgage Loans and the related Purchased Assets against all adverse claims and demands.

g.       Assignment. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a Lien in or on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Mortgage Loans or any interest therein; provided, that this Section 13(g) shall not prevent any transfer of Purchased Mortgage Loans in accordance with the Program Agreements.

h.       Security Interest. Seller shall do all things necessary to preserve the Purchased Mortgage Loans and the related Purchased Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, it will comply with all rules, regulations and other laws of any Governmental Authority and will cause the Purchased Mortgage Loans or the related Purchased Assets to comply with all applicable rules, regulations and other laws. It will not allow any default for which it is responsible to occur under any Purchased Mortgage Loans or the related Purchased Assets or any Program Agreement, and it shall fully perform or cause to be performed when due all of its obligations under any Purchased Mortgage Loans or the related Purchased Assets and any Program Agreement.

i.       Records.

(1)       Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice for assets similar to the Purchased Mortgage Loans, and all such Records shall be solely in the possession of Seller, the applicable Custodian or Servicer, as applicable, unless Buyer otherwise approves. Except as otherwise permitted by this Agreement or the applicable Custodial Agreement, Seller shall not take any action to direct any such papers, records or files that are an original or an only copy to leave a Custodian’s possession, except for individual items removed in connection with servicing a specific Purchased Mortgage Loan, in which event it will obtain or cause to be obtained a receipt from a duly authorized individual of such Custodian for any such paper, record or file. Seller or Servicer shall maintain all such Records not in the possession of a Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

(2)       For so long as Buyer has a Lien in or on any Purchased Mortgage Loan, Seller shall hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and Liens in favor of Buyer granted hereby.

(3)       Upon reasonable advance written notice from a Custodian or Buyer, Seller shall (x) make any and all such Records available to such Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with a Responsible Officer of Seller and to discuss Seller’s affairs, finances and accounts with its independent certified public accountants; provided, that no reasonable advance notice shall be required if a Default or an Event of Default has occurred and is continuing.

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j.       Books. Each Seller Party shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Mortgage Loans to Buyer.

k.       Approvals. Each Seller Party shall maintain all licenses, permits or other approvals necessary for such Seller Party to conduct its business and to perform its obligations under the Program Agreements, and each Seller Party shall conduct its business in strict accordance with Requirements of Law.

l.       Material Change in Business. No Seller Party shall make any material change in the nature of its business as carried on at the Effective Date. There shall be no Change in Control. For the purpose of this covenant, the nature of the Seller’s business shall be the origination, sale, securitization of whole or partial first priority mortgage loans.

m.       Underwriting Guidelines. In the event Seller makes or approves any amendment or modification to the Underwriting Guidelines, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines. Mortgage Loans originated under such revised Underwriting Guidelines shall not be eligible for Transactions under this Agreement unless such Underwriting Guidelines are approved in writing by Buyer; provided, that notwithstanding the foregoing, amendments or modifications to the Underwriting Guidelines that are ministerial in nature shall not require the approval of Buyer.

n.       Distributions. If an Event of Default has occurred and is continuing or the payment of a distribution would cause, or would be likely to cause, the violation of a financial covenant set forth in any Program Agreement, Seller shall not make any distributions with respect to any equity interests of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

o.       Applicable Law. Each Seller Party shall comply with the requirements of all Requirements of Law and orders of any Governmental Authority.

p.       Existence. Each Seller Party shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

q.       Chief Executive Office; Jurisdiction of Organization. Seller shall not move its chief executive office from the address referred to in the Pricing Side Letter or change its jurisdiction of organization from the jurisdiction referred to on Schedule 3 unless it shall have provided Buyer ten (10) days’ prior written notice of such change.

r.       Transactions with Affiliates. Seller will not (i) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is not prohibited by the Program Agreements and is (A) in the ordinary course of its business, (B) consistent with its past practices or (C) upon fair and reasonable terms, no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or (ii) make a payment that is prohibited by this Section 13(r) to any Affiliate.

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s.       True, Correct and Complete Information. All information, reports, exhibits, schedules, financial statements (including, without limitation, any schedules thereto) or certificates prepared by Seller or any of its Affiliates or any of Seller’s officers furnished to Buyer hereunder and during Buyer’s diligence of Seller is and will be true, correct and complete in all material respects and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP.

t.       Loan Amount. If a Mortgagor requests an increase in the related Loan Amount under any Purchased Mortgage Loan, Seller shall, in its sole discretion, either accept or reject the Mortgagor’s request in accordance with the Underwriting Guidelines and notify Buyer in writing of Seller’s decision. If the request for a Loan Amount increase is accepted by Seller, the increase will be effected by Seller through modification of the Purchased Mortgage Loan with the Mortgagor. Seller shall deliver to Buyer an updated Mortgage Loan Schedule reflecting the modification to the Purchased Mortgage Loan and shall deliver any modified Collateral Documents to the applicable Custodian. Notwithstanding anything to the contrary herein, in no event shall Buyer have any obligation to directly fund any subsequent advances directly to a Mortgagor with respect to any Purchased Mortgage Loan, which obligations shall be retained by Seller.

u.       Material Amendments to Loan Agreement and other Loan Documents. Without the prior written consent of Buyer, Seller shall not amend or modify the material terms of any Loan Agreement, Mortgage Note or any other related Loan Document related to any Purchased Mortgage Loan, other than Permitted Modifications.

v.       Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. The proceeds of any Transaction shall not be used, directly or indirectly, for any purpose that would breach any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions. Seller shall (i) conduct its business in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions and (ii) maintain policies and procedures designed to promote and achieve compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The repurchase of any Purchased Asset or any other payment due to Buyer under this Agreement or any other Program Agreement shall not be funded, directly or indirectly, with proceeds derived from a transaction that would be prohibited by Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or in any manner that would cause it, or to its knowledge, any of its Affiliates to be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions. With respect to any Purchased Assets originated by Seller, Seller shall conduct the customer identification and customer due diligence required in connection with the origination of each Purchased Asset for purposes of complying with all Anti-Money Laundering Laws and shall maintain sufficient information to identify each such customer for purposes of such Anti-Money Laundering Laws.

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w.       Compliance with Sanctions. The proceeds of any Transaction hereunder will not, directly or indirectly, be used to lend, contribute, or otherwise be made available: (i) to fund any activities or business of or with a Sanctioned Target, or (ii) be used in any manner that would be prohibited by Sanctions or would otherwise cause Buyer to be in breach of any Sanctions. A Seller Party shall notify Buyer in writing not more than three (3) Business Days after becoming aware of any breach of Section 13(t) or this Section 13(u).

x.       Delivery of Financial Statements and Other Information. Seller shall deliver or cause to be delivered the following information to Buyer, as soon as available and in any event within the time periods specified:

(1)       within forty-five (45) days after the end of each calendar quarter, (A) the unaudited balance sheets of each Seller Party, as applicable, as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for each Seller Party, as applicable, for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller or Guarantor, which certificate shall state that said financial statements fairly present in all material respects the financial condition and results of operations of each Seller Party, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments), and (B) an Officer’s Compliance Certificate;

(2)       as soon as available and in any event within ninety (90) calendar days after the end of the calendar year, the balance sheets and the related statements of income for each Seller Party, as applicable, as at the end of such fiscal year, with such balance sheets and statements of income being audited if reasonably required by Buyer but in any event prepared by a certified public accountant in accordance with GAAP, consistently applied, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall have no “going concern” qualification and shall state that said financial statements fairly present the financial condition and results of operations of each Seller Party, as applicable, as at the end of, and for, such fiscal year in accordance with GAAP, consistently applied; and

(3)       promptly upon the reasonable request by Buyer, information regarding each Seller Party’s portfolio including information regarding current portfolio allocation, leverage, liquidity and such other information respecting the condition or operation (financial or otherwise) of such Seller Party.

y.       Assignments of Mortgage. At the request of Buyer, Seller shall obtain a corrected Assignment of Mortgage for any Purchased Mortgage Loan if Buyer reasonably determines in its discretion that the related Assignment of Mortgage (i) is not in recordable form, (ii) may not be acceptable for recording under the laws of the jurisdiction in which the related Mortgaged Property is located or (iii) may not be sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Purchased Mortgage Loan to Buyer.

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z.       Additional Covenants and Conditions. Seller shall ensure Guarantor’s compliance with the Additional Covenants and Conditions.

aa.      Taxes. Seller shall timely file (taking into account any applicable extensions) all income and other material tax returns that are required to be filed by it and shall timely pay (taking into account any applicable extensions) all income and other material Taxes required to be paid by it, except for any such Tax the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

bb.      Investment Company Act. Seller shall provide prompt notice to Buyer if any Seller Party or any Affiliate thereof is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

cc.      Special Purpose Entity. Unless otherwise consented to by Buyer in writing, and except as permitted by the Program Agreements or as otherwise prohibited by Requirements of Law, Seller shall be a Special Purpose Entity that shall (i) own no assets and not engage in any business, other than the assets and transactions specifically contemplated by the Program Agreements; (ii) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant to the Program Agreements; (iii) not make any loans or advances to any Affiliate or third party and not acquire obligations or securities of its Affiliates; (iv) pay its debts and liabilities only from its own assets; (v) comply with the provisions of its organizational documents; (vi) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed; (vii) maintain all of its books, records and financial statements separate from those of its Affiliates (except that such financial statements may be, to the extent consolidation is required under GAAP, consolidated with Guarantor or as a matter of applicable law; provided, that (A) appropriate notation shall be made on such financial statements if prepared to indicate its separateness from any such Affiliate and to indicate that its assets and credit are not available to satisfy the debts and other obligations of any such Affiliate or any other Person, (B) such assets shall also be listed on its own separate balance sheet if prepared and (C) it shall file its own tax returns, except to the extent consolidation is required or permitted under applicable law); (viii) be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other; (ix) not enter into any transactions with any Affiliates except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction; (x) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; (xi) not engage in or suffer any Division, dissolution, winding up, liquidation, consolidation or merger or transfer all or substantially all of its properties and assets to any Person (except as otherwise contemplated herein); (xii) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others; (xiii) not institute, or join any other Person in instituting, against itself, any proceedings of the type referred to in the definition of “Act of Insolvency” hereunder or seek to substantively consolidate itself in connection with any Act of Insolvency with respect to Guarantor; (xiv) will not hold itself out to be responsible for the debts or obligations of any other Person; (xv) not form, acquire or hold any subsidiary or own any equity interest in any other entity; (xvi) use separate stationery, invoices and checks bearing its own name except as otherwise permitted by any Requirement of Law; and (xvii) not pledge its assets to secure the obligations of any Person except as contemplated hereunder.

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14.       Events of Default

Each of the following, as determined by Buyer in its reasonable discretion, shall constitute an “Event of Default” hereunder, each of which shall be and constitute a separate and independent event or act of default:

a.       Payment Failure. Failure of Seller to (i) make any payment of Price Differential or Repurchase Price on a Repurchase Date or any other sum that has become due or otherwise when due, whether by acceleration or otherwise, under the terms of this Agreement, (ii) cure any Margin Deficit when due pursuant to Section 6, or (iii) make any payment of any other sum that has become due under the terms of this Agreement, and in the case of this clause (iii), Seller fails to cure such failure within one (1) Business Day following written notice of such failure.

b.       Cross Default.

(1)       A Seller Party shall be in default under (A) any Indebtedness of $***** or more of any Seller Party which default shall have occurred and be continuing and (i) involves the failure to pay a matured obligation, or (ii) permits the acceleration of the maturity thereof, or (B) any other contract or obligation to which such Seller Party is a party which default shall have occurred and be continuing;

(2)       Notwithstanding anything to the contrary in Section 14(b)(1), a Seller Party or any of its Affiliates shall be in default under any Indebtedness or any other contract or obligation due to Buyer or any of Buyer’s Affiliates which default has resulted in the acceleration of such Indebtedness; or

(3)       (A) A Seller Party shall breach the terms of any Program Agreement to which it is a party, or (B) a Seller Party shall fail to provide Buyer with written notice within five (5) Business Days of any Seller Party’s knowledge of a breach by such Seller Party of the terms of any other contract to which such Seller Party is a party, to the extent that such breach (i) would materially and adversely affect the value of the Purchased Mortgage Loans or Seller’s or Buyer’s rights with respect to the Purchased Mortgage Loans (as determined by Buyer in its reasonable discretion) and (ii) is not the result of the provisions of the contract under which such breach occurs being contested in good faith by such Seller Party or the parties thereto are in active negotiations to resolve any such breach or dispute, if, in any case under this Section 14(b), such breach is not cured within fifteen (15) calendar days (or such longer grace or cure period as may be applicable under the applicable agreement, instrument or document), including but not limited to, a guarantor event of default, a servicer event of default or term of similar import or a breach of a financial covenant or the failure to timely provide any financial or other reporting.

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c.       Assignment. Any assignment or attempted assignment by a Seller Party of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by a Seller Party of any Lien on any Purchased Mortgage Loans to any Person other than Buyer.

d.       Insolvency. An Act of Insolvency shall have occurred with respect to a Seller Party.

e.       Breach of Financial Representation, Warranty, Covenant or Obligation. A breach by a Seller Party of any representation, warranty, covenant or obligation set forth in Sections 7(d), 7(e), 12(a)(7), 12(a)(10), 12(a)(11), 12(a)(22), 13(b), 13(l), 13(m), 13(r), 13(x) or 13(z) of this Agreement.

f.       Breach of Non-Financial Representation, Warranty, Covenant or Obligation. A breach by a Seller Party of any representation, warranty, covenant or obligation set forth in this Agreement and not otherwise specified in Section 14(e) above or any other failure to perform under this Agreement susceptible to cure, if such breach is not cured within ten (10) Business Days after the sooner to occur of such Seller Party’s actual knowledge of such breach or written notice from Buyer to such Seller Party (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Margin Base, the existence of a Margin Deficit and the obligation to repurchase the applicable Purchased Mortgage Loan, and the breach thereof shall not constitute (or be deemed to constitute) an Event of Default, unless (i) such party shall have made any such representations, warranties, covenants and obligations with knowledge that they were materially false or misleading at the time made, (ii) any such representation, warranty, covenant or obligation has been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its sole discretion, determines that such breach of a material representation, warranty, covenant or obligation materially and adversely affects (A) the condition (financial or otherwise) of such party; or (B) Buyer’s determination to enter into this Agreement or all the Transactions that have been consummated with such party, then such breach shall constitute an immediate Event of Default and Seller shall have no cure right hereunder).

g.       Change in Control. The occurrence of a Change in Control without the prior written consent of Buyer.

h.       Failure to Transfer. Seller fails to transfer the Purchased Mortgage Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

i.       Judgment. A final judgment or judgments for the payment of money in an amount greater than $**** with respect to a Seller Party that is not insured against is entered against Seller Party by one or more Governmental Authorities and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within forty-five (45) days from the date of entry thereof.

j.       Government Action. Any Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of a Seller Party, (ii) displace the management of a Seller Party or curtail its authority in the conduct of the business of Seller Party, (iii) terminate the activities of a Seller Party as contemplated by the Program Agreements, or (iv) remove, limit or restrict the approval of a Seller Party of the foregoing as an issuer, buyer or seller of securities, and in each case such action is not discontinued or stayed within thirty (30) days.

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k.       Inability to Perform. A Responsible Officer of a Seller Party shall admit Seller Party’s inability to, or its intention not to, perform under any applicable Program Agreement.

l.       Security Interest. Buyer ceases for any reason to have a valid and perfected first priority security interest in the Purchased Mortgage Loans or other Purchased Assets.

m.       Financial Statements. A Seller Party’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Seller Party as a “going concern” or a reference of similar import.

n.       Advances of Refurbishment Loan Amounts. Failure by Seller to make any advance of Refurbishment Loan Amounts with respect to a Purchased Mortgage Loan in accordance with any applicable timeframes required by the Loan Documents for making such advance of Refurbishment Loan Amounts to the related Mortgagor in the applicable Loan Documents.

o.       Guarantor Event of Default. The occurrence of a Guarantor Event of Default (as defined in the Guaranty).

An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

15.       Remedies and Procedural Requirements Upon Default

In the event an Event of Default shall have occurred:

a.       Buyer may, at its option, declare an Event of Default to have occurred hereunder (which option shall be deemed to have occurred automatically upon the occurrence of the Event of Default set forth in Section 14(d)) and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency) give written notice to Seller Party of the exercise of such option as promptly as practicable. (For purposes of this provision, notice provided by electronic mail in accordance with Section 19 shall constitute written notice.)

b.       If Buyer exercises or is deemed to have exercised the option referred to Section 15(a), (i) Seller’s obligations in such Transactions to repurchase any or all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with Section 15(a), shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer, or, to the extent not yet transferred to the Collection Account, remitted to Buyer, and, in any case, may be applied, in Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller hereunder, and (iii) Seller shall immediately comply with the further instructions of Buyer with respect to holding or delivering any of the Mortgage Files relating to any Purchased Mortgage Loans subject to such Transactions then in Seller’s possession or control. In addition, Buyer shall have the right to satisfy any Obligations with funds remaining in the Collection Account or any Reserve Account.

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c.       Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller relating to the Purchased Mortgage Loans, Purchased Assets and all documents relating to the Purchased Mortgage Loans (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans) that are then or may thereafter come in to the possession of Seller or any third party acting for Seller. Buyer shall be entitled to specific performance of all agreements of Seller contained in this Agreement.

d.       Buyer shall have the right to direct Servicer, as servicer of any Purchased Mortgage Loans, to remit all collections thereon to Buyer to the extent that Servicer is not currently remitting to Buyer, and if any such payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate Servicer, as servicer of any or all Purchased Mortgage Loans, with or without cause.

e.       In addition, Buyer shall have the right to immediately sell the Purchased Mortgage Loans (including, without limitation, the Servicing Rights) and liquidate all Purchased Assets. Such disposition of Purchased Mortgage Loans may be, at Buyer’s option, on either a servicing-retained or a servicing-retained basis. Buyer shall not be required to give any warranties as to the Purchased Mortgage Loans with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Mortgage Loans. The foregoing procedure for disposition of the Purchased Mortgage Loans and liquidation of the Purchased Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Seller agrees that it would be commercially reasonable for Buyer to dispose of the Purchased Mortgage Loans or the Purchased Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Mortgage Loans or that match buyers and Seller of assets similar to the Purchased Mortgage Loans. Buyer shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for the then-prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Mortgage Loans individually for the then-prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans and the Purchased Assets in an amount equal to the then-current market value of the Purchased Mortgage Loans (as determined by Buyer (or an Affiliate thereof) in its sole discretion using methodology consistent with Buyer’s determination with respect to similar portfolios) against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller hereby expressly acknowledges and agrees that Buyer’s market value pricing pursuant to this Section 15(e) is a “generally recognized source” as that phrase is used in Section 559 of the Bankruptcy Code. For the avoidance of doubt, the sale and liquidation of Purchased Assets pursuant to this Section 15(e), including a Seller credit in lieu of sale, shall be valued as of the date of any such sale, liquidation or a Seller credit and not on the date of an Event of Default or any other date.

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f.       Upon the occurrence of an Event of Default, Buyer may apply any proceeds from the liquidation of the Purchased Mortgage Loans and related Purchased Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

g.       Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the cost of counsel of Buyer)) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including any fee, expense and commission) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction, in each case, regardless of whether involving a party hereto or a third party.

h.       Seller shall be liable to Buyer for the Repurchase Price related to a Transaction, and, to the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller under this paragraph shall be at a rate equal to the Post Default Rate.

i.       Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law, including, without limitation, any equitable remedies.

j.       Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in Section 15(a), at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement are cumulative and not exclusive of any other right or remedy that Buyer may have or to which Buyer may be entitled.

k.       Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Mortgage Loans and related Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

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16.       Reports

a.       Notices. Seller Party shall furnish to Buyer (w) immediately upon receipt, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches), (x) immediately upon distribution to a Seller Party’s lender, any material financial information that is not otherwise required to be provided by a Seller Party hereunder except that it was given to a Seller Party’s lender, (y) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by a Seller Party of any obligation under any Program Agreement or any material contract or agreement of a Seller Party or the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default, and (z) the following:

(1)       from time to time such other information regarding the financial condition, operations, or business of a Seller Party as Buyer may reasonably request;

(2)       as soon as reasonably possible, notice of any of the following events:

(a)       change in the insurance coverage required of a Seller Party or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

(b)       (i) any claim, dispute, litigation, investigation, proceeding or suspension between (y) any Seller Party and (z) any Governmental Authority or third party loan purchaser, or (ii) any claim, dispute, litigation, investigation, proceeding or suspension between (y) any of a Seller Party and (z) any other Person; provided, that solely with respect to this clause (ii), such claim, dispute, litigation, investigation, proceeding or suspension individually or in the aggregate is reasonably likely to cause a Material Adverse Effect;

(c)       any material change in accounting policies or financial reporting practices of a Seller Party;

(d)       with respect to any Purchased Mortgage Loan, immediately upon a Seller Party’s receipt of notice or knowledge thereof, that the value of the underlying Mortgaged Property or such Purchased Mortgage Loan has been materially and adversely affected for any reason, including without limitation damage by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty;

(e)       any material issues raised upon examination of a Seller Party’s facilities by any Governmental Authority;

(f)       any material change in the Indebtedness of a Seller Party, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto;

(g)       any breach of a representation or warranty set forth in Schedule 1 hereto; and

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(h)       any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to a Seller Party, including without limitation, any claims of predatory lending or any early payment default, buy-back, repurchase or similar requests, notices or claims by third party purchasers that would likely or actually require a Seller Party to repurchase mortgage loans or pay any amounts to such third party purchaser with respect to any sold mortgage loan.

b.       Mortgage Loan Reports. Seller shall furnish to Buyer monthly electronic Purchased Mortgage Loan performance data, including, without limitation, delinquency reports, and any other periodic reports, servicing reports, data feeds or other information related to the servicing of the Purchased Assets received by Seller from Servicer.

c.       Asset Tape; Remittance Report. Seller Party shall, or shall cause Servicer to, provide an Asset Tape and a Remittance Report to Buyer in an electronic format acceptable to Buyer (i) on each Reporting Date, if there are collections on the Purchased Assets, and (ii) within one (1) Business Day of any of (A) the occurrence and continuation of an Event of Default, (B) any payment in full, or (C) the request of Buyer.

d.       Status/Valuation of Mortgaged Properties. Seller shall provide to Buyer monthly electronic valuations of each Mortgaged Property underlying a Purchased Mortgage Loan and an update on the “for sale” status of such Mortgaged Property, each in a format mutually acceptable to Buyer and Seller.

e.       Regulatory Action. Seller Party shall promptly provide Buyer with written notice of any investigation, commenced or threatened, by any federal, state or local government agency.

f.       Other. Seller Party shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.

17.       Financings and Repurchase Transactions

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer’s choice. Upon receipt of the Repurchase Price and all fees and expenses related to any Purchased Asset, Buyer is obliged to transfer Purchased Assets to Seller pursuant to Section 4 hereof and credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 7 hereof; provided, that in each instance an Event of Default shall not have occurred. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

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18.       Single Agreement

Buyer and Seller Party acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Buyer and Seller Party agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

19.       Notices and Other Communications

Any and all notices (with the exception of Transaction Requests), statements, demands or other communications hereunder may be given by a party to the other by United States Postal Service, electronic mail or facsimile to Seller’s or Buyer’s address specified in the Pricing Side Letter or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. Notice provided by electronic mail or facsimile shall be deemed to be given upon transmission provided an electronic notice of non-transmission is not received.

20.       Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

21.       Non-Assignability

a.       Buyer may at any time and from time to time, without the consent of or notice to any Seller Party, sell participations to any Person (other than a natural person or a Seller Party or any Affiliate of a Seller Party) (a “Participant”) in all or any portion of Buyer’s rights and/or obligations under the Program Agreements; provided, that (i) Buyer’s obligations under the Program Agreements shall remain unchanged, (ii) Buyer shall remain solely responsible to Seller Party for the performance of such obligations, and (iii) Seller Party shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Program Agreements. Buyer shall, acting solely for this purpose as a non-fiduciary agent of Seller Party, maintain a register of Participants in accordance with Section 5f.103-1(c) of the United States Treasury Regulations (the “Participant Register”) on which it enters the name and address of each Participant and the percentage or portion of each Participant’s interest in the Purchased Mortgage Loans or other obligations under the Program Agreements; provided, that Buyer shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Program Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. No Participant shall have any right to approve any amendment, waiver or consent with respect to any Program Agreement, except to the extent that the Repurchase Price or Price Differential of any Purchased Asset would be reduced or the Repurchase Date of any Purchased Asset would be postponed. Each Participant shall be entitled to the benefits of Section 10 (subject to the requirements and limitations therein, including the requirements under Section 10(g) (it being understood that the documentation required under Section 10(g) shall be delivered to the participating Buyer)) to the same extent as if it had acquired its interest by assignment pursuant to Section 21(b), but shall not be entitled to receive any greater payment thereunder than Buyer would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. To the extent permitted by Requirements of Law, each Participant shall be entitled to the benefits of Sections 15(k), 22 and 28 to the same extent as if it had acquired its interest by assignment pursuant to Section 21(b).

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b.       The Program Agreements are not assignable by any Seller Party. Buyer may at any time and from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements to any Affiliate of Buyer or to any other Person in Buyer’s sole discretion; provided, that Buyer shall maintain, as agent of Seller, for review by any Seller Party upon written request, a register of assignees in accordance with Section 5f.103-1(c) of the United States Treasury Regulations (together with the Participant Register, the “Registers”) and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall be released from its obligations hereunder and under the Program Agreements to the extent of the percentage or portion set forth in the Assignment and Acceptance. Other than in the case of a ****% assignment of Buyer’s rights and obligations under this Agreement and the other Program Agreements, Seller Party shall continue to take directions solely from Buyer. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by a Seller Party, provided such prospective assignee agrees in writing to be bound by the confidentiality and non-circumvention provisions of this Agreement.

c.       The entries in each Register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in a Register as the owner of such participation or assignment interest, as applicable, for all purposes of the Program Agreements notwithstanding any notice to the contrary. These provisions with respect to assignment and the Register are to be interpreted so that the indebtedness (for U.S. federal income tax purposes as set forth in Section 10(f)) is treated as being in registered form in accordance with Section 5f.103-1(c) of the United States Treasury Regulations.

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22.       Set-off

In addition to any rights now or hereafter granted under the Program Agreements, Requirements of Law or otherwise, Seller Party hereby grants to Buyer and each Indemnified Party, to secure repayment of the Obligations, a right of set-off upon any and all of the following: monies, securities, collateral or other property of Seller Parties and any proceeds from the foregoing, now or hereafter held or received by Buyer, any Affiliate of Buyer or any Indemnified Party, for the account of Seller Party, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Seller Party at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Seller Party and to set–off against any Obligations or Indebtedness owed by a Seller Party and any Indebtedness owed by Buyer or any Affiliate of Buyer to Seller Party, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Program Agreements and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer, any Affiliate of Buyer or any Indemnified Party to or for the credit of Seller Party, without prejudice to Buyer’s right to recover any deficiency. Each of Buyer, each Affiliate of Buyer and each Indemnified Party is hereby authorized upon any amount becoming due and payable by any Seller Party to Buyer or any Indemnified Party under the Program Agreements, the Obligations or otherwise or upon the occurrence of an Event of Default, without notice to any Seller Party, any such notice being expressly waived by Seller Party to the extent permitted by any Requirement of Law, to set–off, appropriate, apply and enforce such right of set–off against any and all items hereinabove referred to against any amounts owing to Buyer or any Indemnified Party by a Seller Party under the Program Agreements and the Obligations, irrespective of whether Buyer, any Affiliate of Buyer or any Indemnified Party shall have made any demand under the Program Agreements and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. Seller Parties shall be deemed directly indebted to Buyer and the other Indemnified Parties in the full amount of all amounts owing to Buyer and the other Indemnified Party by Seller Parties under the Program Agreements and the Obligations, and Buyer and the other Indemnified Party shall be entitled to exercise the rights of set–off provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR OTHER INDEMNIFIED PARTY TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS OR OTHER INDEMNIFIED PARTIES UNDER THE PROGRAM AGREEMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET–OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY Seller Party.

Buyer or any Indemnified Party shall promptly notify Seller after any such set–off and application made by Buyer or such Indemnified Party; provided, that the failure to give such notice shall not affect the validity of such set–off and application. If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other party when the amount or obligation is ascertained. Nothing in this Section 22 shall be effective to create a charge or other security interest. This Section 22 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any party is at any time otherwise entitled.

23.       Binding Effect; Governing Law; Jurisdiction; Waivers

a.       This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller Party acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE or cause of action (whether in contract, tort or otherwise) based upon, ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, the transactions contemplated by this agreement, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, including the statutes of limitations and other procedural laws thereof, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, which shall apply.

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b.       Seller Party HEREBY WAIVES TRIAL BY JURY. Seller Party HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. Seller Party HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

c.       Seller Party HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS.

d.       SELLER PARTY hereby AGREES THAT (i) SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN the Pricing Side Letter OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED, AND (ii) NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

e.       SELLER PARTY hereby CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

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f.       Seller Party hereby ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 23 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE PROGRAM AGREEMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE PROGRAM AGREEMENTS.

g.       THE PROVISIONS OF THIS SECTION 23 SHALL SURVIVE TERMINATION OF THE PROGRAM AGREEMENTS AND THE PAYMENT IN FULL OF THE OBLIGATIONS.

24.       No Express or Implied Waivers; Amendments and Modifications, Etc.

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No amendment, restatement, modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by each of the parties hereto. Without limitation of any of the foregoing, the failure to give a notice pursuant to Section 6(b), Section 16 or otherwise, will not constitute a waiver of any right to do so at a later date.

25.       Intent

a.       Seller Party and Buyer intend and recognize that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, and (ii) the pledge of the Related Credit Enhancement in Section 34 hereof is intended to constitute a “security agreement or arrangement or other credit enhancement” that is “related to” this Agreement and the Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

b.       Seller Party and Buyer intend and recognize that Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 15 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code.

26.       Power of Attorney

Seller has authorized and hereby re-authorizes Buyer to file such financing statement or statements relating to the Purchased Mortgage Loans and the related Purchased Assets without Seller’s signature thereon as Buyer, at its option, may deem appropriate. Seller hereby appoints Buyer as Seller’s agent and attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts Buyer may deem appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Purchased Mortgage Loans and the related Purchased Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, providing “good-bye” letters to the Mortgagor, and sign assignments on behalf of Seller as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent, and Seller shall at Buyer’s request immediately execute all powers of attorney in favor of Buyer in the form attached hereto as Exhibit B. In addition, Seller shall direct that, pursuant to its execution and delivery of such a power of attorney, certain personnel of Buyer may take certain actions on behalf of Seller following the occurrence and during the continuance of an Event of Default, with such direction to survive until all obligations of Seller hereunder are satisfied. Seller shall pay the reasonable filing costs for any financing statement or statements prepared pursuant to this Section 26.

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27.       Buyer May Act Through Affiliates

Buyer may, from time to time, designate one or more Affiliates for the purpose of performing any action hereunder.

28.       Indemnification; Obligations

a.       Seller agrees to hold harmless Buyer and each of its respective Affiliates and their officers, directors, employees, agents, attorneys and advisors (each, an “Indemnified Party”) from, defend and indemnify each Indemnified Party (and shall reimburse each Indemnified Party as the same is incurred) against any and all claims, causes of action, liabilities, losses, damages, judgments, costs and/or expenses of any kind (collectively, “Claims”), and any reasonable fees and expenses of counsel, that may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, any Program Agreement or any transaction contemplated hereby or thereby, regardless of whether an Indemnified Party is party to such Claim, regardless of who initiated such Claim and regardless of whether such Claim was caused by or arose out of the action of or failure to act by an Indemnified Party other than any Claim directly resulting from (i) any Indemnified Party’s bad faith, gross negligence or willful misconduct or (ii) a material breach by any Indemnified Party of its express obligations under any Program Agreement. Seller shall reimburse each Indemnified Party for any and all reasonable and actual expenses of any Indemnified Party or third party in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, in any Transaction Request and in any other Program Agreement, including, without limitation, any and all reasonable fees and disbursements of counsel. Seller’s agreements in this Section 28 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans. Each party, including each Indemnified Party, also agrees not to assert any claim against any other party, any of such other party’s Affiliates or any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE INDEMNITY IN the immediately preceding sentence EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES. This Section 28(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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b.       Without limiting the provisions of Section 28(a), if Seller fails to pay when due any cost, expense or other amount payable by it under this Agreement, including, without limitation, any fee or expense of external counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion. Seller shall reimburse Buyer for any such cost, expense or amount, including without limitation, per diem interest at the Post Default Rate.

29.       Counterparts

This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature, (ii) a scanned or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code in effect in any applicable jurisdiction (collectively, the “Signature Law”), in each case to the extent applicable.  Each scanned or photocopied manual signature or other electronic signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature.  Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any scanned or photocopied manual signature or other electronic signature of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.  For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

30.       Confidentiality

This Agreement and its terms, provisions, supplements and amendments, and notices hereunder (including, but not limited to, any vendor exclusionary list or list of approved vendors provided by Seller to Buyer or any of its Affiliates), are proprietary to Buyer and its Affiliates, shall be held by Seller Party in strict confidence and shall not be disclosed to any third party without the written consent of Buyer, except for (i) disclosure to a Seller Party’s direct and indirect Affiliates and subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided, that no party hereto may disclose the name of or identifying information with respect to any other party hereto or any Affiliate of such party or any pricing terms (including, without limitation, the Pricing Rate and the Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the other parties hereto.

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31.       Periodic Due Diligence Review

Seller Party acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to Seller Party and the Purchased Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller Party agrees that upon reasonable (but no fewer than three (3) Business Days’) prior written notice, unless an Event of Default shall have occurred, in which case no notice to Seller Parties is required, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Purchased Mortgage Loans in the possession or under the control of a Seller Party and/or a Custodian. Seller Party also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Purchased Mortgage Loans. Without limiting the generality of the foregoing, Seller Party acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering Broker Price Opinions, new credit reports and new Evaluation/Appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan, which such information Buyer may use to calculate the Asset Margin Base. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller Party. Seller Party further agrees that Seller Parties shall pay all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 31.

32.       Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 hereto are authorized, acting singly, to act for Seller, Guarantor or Buyer, as the case may be, under this Agreement and the other Program Agreements.

33.       Documents Mutually Drafted

Seller Party and Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

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34.       Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed loans, Seller hereby pledges to Buyer as security for performance by Seller of their obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets (collectively, including the pledge of the Servicing Rights, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Seller’s Obligations to Buyer hereunder. Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby. Furthermore, Seller hereby authorizes Buyer to file financing statements relating to the Purchased Assets, as Buyer may deem appropriate. Seller also hereby irrevocably authorizes Buyer and its counsel to file UCC financing statements in form and substance satisfactory to Buyer, describing the collateral as “All assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or words to that effect, notwithstanding that such description may be broader than the collateral granted hereby. Seller shall pay the actual filing costs for any financing statement or statements prepared pursuant to this Section 34.

35.       Further Assurances

Seller Party shall, promptly upon Buyer’s request, deliver documentation in form and substance satisfactory to Buyer that Buyer deems reasonably necessary or desirable to evidence compliance with all applicable “know your customer” due diligence checks. The parties shall execute, acknowledge and deliver such instruments, and take such acts, as reasonably necessary to effectuate the transactions contemplated herein.

36.       Physical Possession of Records and Files relating to the Purchased Assets

Buyer shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans) that are then or may thereafter come in to the possession of Seller or any third party acting for Seller. Buyer shall be entitled to specific performance of all agreements of Seller contained in this Agreement.

37.       Conflicts

In the event of any conflict between the terms of this Agreement and any other Program Agreement, the documents shall control in the following order of priority: first, the terms of the Pricing Side Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Agreements shall prevail. To the extent there is a conflict between the terms of the Guaranty and this Agreement, the terms of the Guaranty shall control the obligations of Guarantor.

38.       Effect of Benchmark Transition Event

Notwithstanding anything to the contrary herein or in any other Program Agreement:

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a.       Alternative Rate; Term SOFR Transactions.

(1)       If Buyer determines in its sole discretion (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Term SOFR (other than as contemplated by a Benchmark Transition Event), Buyer shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Benchmark with respect to all outstanding Transactions until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the Alternative Rate.

(2)       Notwithstanding any other provision herein, if, after the date of the Effective Date, the adoption of or any change in any Requirements of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect Term SOFR Transactions as contemplated by the Program Agreements (other than due to a Benchmark Transition Event), (x) the commitment of Buyer hereunder to enter into new Term SOFR Transactions and to continue Term SOFR Transactions as such shall forthwith be canceled, and (y) the Term SOFR Transactions then outstanding shall be converted automatically to Alternative Rate Transactions.

b.       Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Program Agreement, if (i) a Benchmark Transition Event and (ii) a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Program Agreement in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Program Agreement.

c.       Benchmark Replacement Conforming Changes. In connection with the implementation and administration of Term SOFR or a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Program Agreement.

d.       Notices; Standards for Decisions and Determinations. Buyer will promptly notify Seller of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Buyer pursuant to this Section 38, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 38.

[Redacted to remove confidential information]

39.       Liability

Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon Seller’s liability. When pursuing its rights and remedies hereunder against Seller, Buyer may, but shall be under no obligation, to pursue such rights and remedies hereunder against Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payment from Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, or right of offset, shall not relieve Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Seller.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Redacted to remove confidential information]

IN WITNESS WHEREOF, Buyer, Seller and Guarantor have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

CHURCHILL MRA FUNDING I LLC,
as Buyer

By:
Name: Derrick Land
Title: Authorized Signer

KDM MFB LLC, a Delaware limited liability company

By: KORTH DIRECT MORTGAGE INC., a Florida corporation

its Manager

By:
Name: Holly MacDonald-Korth
Title: Chief Executive Officer

Korth Direct Mortgage Inc., a Florida corporation

By:
Name: Holly MacDonald-Korth
Title: Chief Executive Officer

[end of signatures]

[KDM MFB LLC – Master Repurchase Agreement and Securities Contract]

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED MORTGAGE LOANS

At all times a Mortgage Loan is subject to a Transaction, Seller hereby represents and warrants to Buyer that, with respect to each Purchased Mortgage Loan:

(a)       Payments Current. All payments required to be made up to the related Purchase Date for the Mortgage Loan under the terms of the Mortgage Note and each other related Loan Document have been made and credited. No payment required under the Mortgage Loan is delinquent as of the related Purchase Date. No payment under the Mortgage Loan has been delinquent at any time since the Origination Date of the Mortgage Loan by more than ****days. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its due date or within **** days thereof, all in accordance with the terms of the related Mortgage Note.

(b)       No Outstanding Charges. Except for Permitted Encumbrances, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents, in each case, that may become a Lien on the related Mortgaged Property, or previously became due and owing, have been paid. Seller may escrow and hold loan proceeds in reserves as may be designated in the Mortgage Loan documents for the payment of future or disputed taxes. No Seller has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan.

(c)       Original Terms Unmodified. The terms of the Mortgage Note, Mortgage and each other related Loan Document have not been impaired, waived, altered or modified in any material respect, from the Origination Date, except by a written instrument that has been recorded, if necessary to protect the interests of Buyer, and delivered to the applicable Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the terms of the Mortgage Note, Mortgage or any other related Loan Document, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the applicable Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The related Mortgage, Mortgage Note and each other related Loan Document contain the entire agreement of the parties and all of the obligations of Seller under the related Purchased Mortgage Loan.

(d)       No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, and the operation of any of the terms of the Mortgage Note, the Mortgage or any other related Loan Document, or the exercise of any right thereunder, will not render either the Mortgage Note, the Mortgage or any other related Loan Document unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted in writing with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding on the Origination Date of the Mortgage Loan. No Seller has knowledge or has received any notice that any Mortgagor in respect of the Mortgage Loan is presently a debtor in any state or federal bankruptcy or insolvency proceeding.

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(e)       Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the related Origination Date consistent with the Underwriting Guidelines, against other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the lesser of (i) ****%) of the replacement cost of all improvements to the Mortgaged Property or (ii) the outstanding principal balance of the Purchased Mortgage Loan. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and, to the extent such agreement is commercially available from the related insurer, may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. No Seller has engaged in, and no Seller has knowledge of the Mortgagor having engaged in, any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(f)       Compliance with Applicable Laws. (i) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with and (ii) the consummation of the transactions contemplated hereby will not involve the violation by Seller of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

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(g)       No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, and no instrument has been executed that would effect any such release, cancellation, subordination or rescission. No Seller has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, and no Seller has waived any default resulting from any action or inaction by the Mortgagor.

(h)       Location and Type of Mortgaged Property. The Mortgaged Property is located in an Acceptable State and consists of a single parcel (or adjacent parcels consisting of the entire applicable real property) of real property with a detached single family residence erected thereon (or, in the event of new construction, to be erected thereon), a two- to four-family dwelling, including condominium units, townhomes, a multi-family Mortgaged Property, or a mixed-use Mortgaged Property for which more than 75% of the square footage is designated for residential purposes (including, in each case, newly constructed Mortgaged Properties). While the Mortgage Loan is subject to a Transaction, no portion of the related Mortgaged Property shall be used (i) as the Mortgagor’s primary residence or in any other manner that would cause the Mortgaged Property to be considered an owner-occupied Mortgaged Property or (ii) for any other personal or household purposes by Mortgagor.

(i)       Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected first priority lien and first priority security interest on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing, subject only to Permitted Encumbrances. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein (subject to Permitted Encumbrances) and Seller has full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the Origination Date of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(j)       Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed. Each Lease with respect to a Rental Loan is an Eligible Lease.

Sch 1 - 3

(k)       Full Disbursement of Proceeds. Except with respect to any Mortgagor future advance, escrow or holdback with respect to Construction Escrow Mortgage Loans that are established pursuant to the terms of the related Loan Documents and conform in all material respects to the applicable requirements of the Underwriting Guidelines, there is no further requirement for any future advance, escrow or holdback under the Mortgage Loan, and any and all requirements as to disbursements of any future advance, escrow or holdback therefor have been complied with. Any cost, fee or expense incurred in making or closing the Mortgage Loan and recording the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amount paid or due under the Mortgage Note, Mortgage or any other related Loan Document.

(l)       Ownership. Seller has full right to sell the Mortgage Loan to Buyer free and clear of any Lien, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any Lien, except any such security interest created pursuant to the terms of this Agreement.

(m)       Doing Business. All parties that have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) to the extent required under the laws of such state, (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(n)       Title Insurance. The Mortgage Loan is covered by either (i) an irrevocable title commitment, or an attorney’s opinion of title and abstract of title, each of which must be in form and substance acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Buyer and each such title insurance policy is issued by a title insurer acceptable to Buyer and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan, subject only to the Permitted Encumbrances. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy (or commitment pending receipt of final policy) affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy (or commitment pending receipt of final policy) does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

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(o)       No Defaults. (i) There is no default, breach, violation or event of acceleration existing under the Mortgage, the Mortgage Note or any other related Loan Document, and (ii) no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration. No Seller has waived any default, breach, violation or event of acceleration under the Mortgage Note or any other related Loan Document.

(p)       No Mechanics’ Liens. Except for Permitted Encumbrances, there are no mechanics’ or similar liens or claims that have been filed for work, labor or material affecting the Mortgaged Property that are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(q)       Location of Improvements; No Encroachments. All improvements considered in determining the Evaluation/Appraisal Value or Broker Price Opinion Value, as applicable, of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(r)       Payment Terms. Principal, to the extent applicable under the related Mortgage Loan, and interest payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. Interest on the Mortgage Note is payable on the first day of each month, with interest calculated and payable in advance or arrears, as applicable. Principal on the Mortgage Note is payable on the earlier of the maturity date of such Mortgage Note and the date on which the indebtedness thereunder becomes immediately due and payable thereunder. The Due Date of the first payment under the Mortgage Note is no more than **** days from the date of the Mortgage Note. The related Mortgagor may request advances up to the Loan Amount as set forth in the related Loan Documents. Each Purchased Mortgage Loan will mature within **** months from the related Origination Date. The Mortgage Note does not permit Negative Amortization.

(s)       Customary Provisions. The Mortgage Note and the related Loan Agreement each has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure, in each case subject to applicable law. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures and subject to applicable law, the holder of the Mortgage Loan will be able to deliver good and marketable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor that would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

Sch 1 - 5

(t)       Occupancy of the Mortgaged Property. All inspections, licenses, and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, are, or will be, obtained from the appropriate authorities at the time required in the jurisdiction such Mortgaged Property resides. No Seller has received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. No Seller has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate, in each case other than such violations or failures to conform that are intended to be remedied as part of the renovation/rehabilitation/construction of the Mortgaged Property. The Mortgagor does not intend to occupy the Mortgaged Property for more than fourteen (14) calendar days during any one (1) calendar year. In connection with the origination of the Mortgage Loan, the related Mortgagor represented to Seller that such Mortgaged Property is non-owner occupied.

(u)       No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement and chattel mortgage referred to in clause (i) of this Schedule 1 or other collateral specified in the related Loan Documents.

(v)       Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the applicable Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(w)       Transfer of Mortgage Loans. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(x)       Due-On-Sale. The Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(y)       Additional Debt. The Loan Documents prohibit the Mortgagor from incurring additional debt on the related Mortgaged Property.

(z)       Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.

(aa)      Mortgaged Property Undamaged. Other than structural damage being repaired in connection with the rehabilitation of the Mortgaged Property, the related Mortgaged Property is free from material structural damage. There is no proceeding pending for the total or partial condemnation of such Mortgaged Property.

Sch 1 - 6

(bb)      Collection Practices; Escrow Deposits. The origination and collection practices used by Seller and each servicer of the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Seller. All Escrow Payments, if any, have been collected in full compliance with state and federal law. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage, the Mortgage Note or any related Loan Document. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(cc)      Servicemembers Civil Relief Act. The Mortgagor has not notified Seller, and no Seller has knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(dd)      Evaluation/Appraisal. The Mortgage File with respect to such Purchased Mortgage Loan contains an Evaluation/Appraisal of the related Mortgaged Property made and signed, prior to the advance of funds for such Purchased Mortgage Loan, by an Evaluation/Appraisal Vendor (a) who, at the time of such Evaluation/Appraisal, met the requirements of Seller’s Evaluation/Appraisal policy (unless manifestly inappropriate to the Purchased Mortgage Loan) and (b) who satisfied (and which Evaluation/Appraisal was conducted in accordance with) all applicable federal and state laws and regulations in effect at the time of such Evaluation/Appraisal and procedures. To Seller’s knowledge, such Evaluation/Appraisal Vendor was licensed in the state where the Mortgaged Property is located, had no interest, direct or indirect, in such Mortgaged Property or in any loan made on the security thereof, and such Evaluation/Appraisal Vendor’s compensation was not affected by the approval or disapproval of such Purchased Mortgage Loan. The Evaluation/Appraisal with respect to such Purchased Mortgage Loan was made within the six (6) month period prior to the Purchase Date of such Purchased Mortgage Loan. The Mortgage File with respect to such Purchased Mortgage Loan contains either an appraisal or an evaluation (if the original principal balance of the related Purchased Mortgage Loan is less than $250,000) of the related Mortgaged Property, in each case in form and substance satisfactory to Buyer and that satisfies the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and the regulations promulgated thereunder, all as in effect on the Origination Date of the Purchased Mortgage Loan.

(ee)      Disclosure Materials. The Mortgagor has received all disclosure materials required by applicable law in connection with the origination of such Mortgage Loan.

(ff)      No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and no Seller has financed or owns, directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(gg)      Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan.

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(hh)      No Exception. The applicable Custodian has not noted any material exceptions on a Mortgage Loan Schedule with respect to the Mortgage Loan that would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.

(ii)       Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(jj)      Documents Genuine. Such Purchased Mortgage Loan and all accompanying Collateral Documents (including without limitation the related Loan Documents) are complete and authentic and all signatures thereon are genuine.

(kk)      Bona Fide Loan. Such Purchased Mortgage Loan (i) arose from a bona fide loan, (ii) complied with all applicable State and Federal laws and regulations, and (iii) was made to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(ll)      Description. Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Mortgage Loan Schedule delivered to the applicable Custodian and Buyer.

(mm)      Located in U.S. No collateral (including, without limitation, the related Mortgaged Property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the forty-eight (48) contiguous states of the United States of America or the District of Columbia.

(nn)      Underwriting Guidelines. Each Purchased Mortgage Loan was originated in accordance with the Underwriting Guidelines in all material respects.

(oo)       Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as High Cost Mortgage Loans.

(pp)      LTV; CLTV. The LTV or CLTV, as applicable, of any Purchased Mortgage Loan at origination was not more than **%, except as otherwise approved by Buyer in writing.

(qq)      No Adverse Selection. Such Mortgage Loan was not intentionally selected by Seller in a manner intended to adversely affect the interest of Buyer. No Seller used selection procedures that identified such Mortgage Loan as being less desirable or valuable than other comparable Mortgage Loans originated by Seller. Such Mortgage Loans, collectively with the other Mortgage Loans included on such Mortgage Loan Schedule, are representative of Seller’s portfolio of Mortgage Loans.

(rr)      Single Original Mortgage Note. There is only one originally executed Mortgage Note not stamped as a duplicate with respect to such Mortgage Loan.

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(ss)      Environmental Matters. To Seller’s knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances in violation of any local, state or federal environmental law, and there exists no violation of any local, state or federal environmental law, rule or regulation. To Seller’s knowledge, there is no pending action or proceeding directly involving any Mortgaged Property in which compliance with any environmental law, rule or regulation is alleged to have been violated.

(tt)      Insurance. Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of Buyer in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of Buyer.

(uu)      Flood Certification. Seller shall have obtained a life of loan, transferable flood certification contract for each Mortgage Loan and shall assign all such contracts to Buyer.

(vv)      Endorsements. Each Mortgage Note has been (or will be as of the related Purchase Date) endorsed by a duly authorized officer of Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement.

(ww)      Accuracy of Information. All information provided to Buyer by Seller and prepared by Seller with respect to the Mortgage Loans is accurate in all material respects.

(xx)       Single Premium Credit Insurance. No Mortgagor is offered or required to purchase single premium credit insurance in connection with the origination of the related Mortgage Loan.

(yy)      Patriot Act. The Seller has complied with all applicable anti-money laundering laws and regulations, including, without limitation, the Patriot Act. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations or listed as a “blocked person” for purposes of the OFAC Regulations.

(zz)      Cross-Collateralization. No Purchased Mortgage Loan is cross-collateralized or cross-defaulted with any other loan, except any Mortgage Loan that is a Purchased Mortgage Loan.

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SCHEDULE 2
AUTHORIZED REPRESENTATIVES

SELLER AUTHORIZATIONS:

Any of the persons whose signatures and titles appear below, or attached hereto, are authorized, acting singly, to act for Seller under this Agreement:

By: _____________________	By: _____________________	By: _____________________
Name: Holly MacDonald-Korth	Name: Keith Henrich	Name:
Title: President and CEO	Title: General Counsel	Title:

GUARANTOR AUTHORIZATIONS:

Any of the persons whose signatures and titles appear below, or attached hereto, are authorized, acting singly, to act for Guarantor under this Agreement:

By: _____________________	By: _____________________	By: _____________________
Name: Holly MacDonald-Korth	Name: Keith Henrich	Name:
Title: President and CEO	Title: General Counsel	Title:

Sch 2 - 1

BUYER AUTHORIZATIONS:

Any of the persons whose signatures and titles appear below, or attached hereto, are authorized, acting singly, to act for Buyer under this Agreement:

By: _____________________	By: _____________________	By: _____________________
Name:	Name:	Name:
Title:	Title:	Title:

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SCHEDULE 3

ORGANIZATIONAL INFORMATION OF SELLER PARTIES

Name:	KDM MFB LLC
Jurisdiction of Organization:	Delaware
Organizational ID:	SR 20233282896
EIN:	*********

Name:	Korth Direct Mortgage Inc.
Jurisdiction of Organization:	Florida
Organizational ID:	P19000046639
EIN:	*******

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EXHIBIT A

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

[______] [_____], 20[__]

Churchill MRA Funding I LLC

*******

Charlotte, NC 28203

Attention: *****

Email: *****

Re:	Master Repurchase Agreement and Securities Contract, dated as of October 13, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Churchill MRA Funding I LLC, as buyer (“Buyer”), KDM MFB LLC, as seller (“Seller”) and Korth Direct Mortgage Inc., as guarantor (“Guarantor”)

This Officer’s Compliance Certificate is furnished pursuant to the above Agreement. Unless otherwise defined herein, capitalized terms used in this Officer’s Compliance Certificate have the respective meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.       I am a duly elected Responsible Officer of [Seller]/[Guarantor].

2.       All of the financial statements, calculations and other information set forth in this Officer’s Compliance Certificate, including in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

3.       I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller and Guarantor during the accounting period covered by the financial statements attached hereto (or most recently delivered to Buyer, if none are attached).

4.       The examinations described in Paragraph 3 above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Officer’s Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

5.       Attached as Exhibit 1 hereto are the financial statements referred to in Section 13(x) of the Agreement, which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the consolidated financial condition and operations of [Seller]/[Guarantor] and the consolidated results of its operations as of the date or with respect to the period therein specified, determined in accordance with GAAP.

Exh. A - 1

6.       Attached as Exhibit 2 hereto are the calculations demonstrating compliance with the financial covenants set forth in the Additional Covenants and Conditions, each for the immediately preceding fiscal quarter.

7.       To the best of my knowledge, each of Seller and Guarantor has, during the period since the delivery of the immediately preceding Officer’s Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Agreement and the other Program Agreements to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event that constitutes a Default or an Event of Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

8.       Described below are the exceptions, if any, to the above paragraph, setting forth in detail the nature of the condition or event, the period during which it has existed and the action Seller, Guarantor or any Affiliate has taken, is taking, or proposes to take with respect to such condition or event:

[_____].

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Officer’s Compliance Certificate, are made and delivered as of [____], 20[__].

Name:
Title:

Exhibit 1: Financial Statements

Exhibit 2: Financial Covenant Compliance Calculations

Exh. A - 2

EXHIBIT B

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that KDM MFB LLC (“Seller”) hereby irrevocably constitutes and appoints Churchill MRA Funding I LLC (“Buyer”) and any officer or director of Buyer, in connection with the Master Repurchase Agreement and Securities Contract, dated as of October 13, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Seller, Korth Direct Mortgage Inc., as guarantor, and Buyer, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority, in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, to: (1) execute, witness, attest and deliver, on behalf of Seller, (a) all mortgage documents reasonably necessary or appropriate to properly effect the transfer of the Purchased Mortgage Loans from Seller to Buyer, (b) all release or satisfaction documents reasonably necessary or appropriate to properly effect the release or satisfaction of mortgages, deeds of trust or other similar security instruments with respect to the Purchased Mortgage Loans, and (c) all documents reasonably necessary to correct or otherwise remedy any errors or deficiencies contained in any documents contemplated by part (a) above; (2) take any action to carry out the transfer of servicing or management with respect to the Purchased Mortgage Loans to a successor servicer or manager appointed by Buyer in its sole discretion, in the name of Seller or its own name, or otherwise, and prepare and send or cause to be sent “good-bye” letters to all Mortgagors under the Purchased Mortgage Loans, transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion, and (3) preserve any rights of Buyer under the Agreement and any other agreement related to the transactions contemplated thereby, and to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish such reservation of rights.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

Nothing herein shall give any attorney-in-fact the rights or powers to negotiate or settle any suit, counterclaim or action against Seller. If Buyer receives any notice of suit, litigation or proceeding in the name of Seller, then Buyer shall promptly forward a copy of same to Seller.

If any provisions of this Power of Attorney shall be held invalid, illegal, or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby. This Power of Attorney is entered into and shall be governed by, and construed and enforced in accordance with the laws of the State of New York without regard to conflict of law principles of such state (except for Section 5-1401 and Section 5-1402 of the New York General Obligations Law which shall govern).

Exh. B - 1

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY, UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[acknowledgement appears on the following page]

Exh. B - 2

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed this ____ day of ________________, 20__.

KDM MFB LLC

By:
Name:
Title:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF __________________)

)       ss.:

COUNTY OF _________________)

On the ____ day of _______________, 20__, before me, a Notary Public in and for said State, personally appeared before me ______________________, the _______________ of KDM MFB LLC, personally known to me to be the person whose name is subscribed to the within instrument, and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the same the entity upon whose behalf the person acted executed such instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

_________________________________

Notary Public

My Commission expires ______________

Exh. B - 3